Exhibit 4.1

Revolving Facility CUSIP: 75884DAA2

Revolving Facility Loan Number: 3113zma

Term Loan Facility CUSIP: 75884DAJ37

Term Loan Facility Loan Number: 0000164999

Execution Copy

SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 10, 2026

by and among

REGENCY CENTERS, L.P.,

as Borrower,

REGENCY CENTERS CORPORATION,

as Parent,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 12.6.,

as Lenders,

WELLS FARGO SECURITIES, LLC, PNC CAPITAL MARKETS LLC, and U.S. BANK NATIONAL ASSOCIATION, as Joint Bookrunners for the Revolving Credit Facility	PNC CAPITAL MARKETS LLC, WELLS FARGO SECURITIES, LLC and U.S. BANK NATIONAL ASSOCIATION, as Joint Bookrunners for the Term Loan Facility

WELLS FARGO SECURITIES, LLC, PNC CAPITAL MARKETS LLC, U.S. BANK NATIONAL ASSOCIATION, TRUIST SECURITIES, INC., and REGIONS CAPITAL MARKETS, as Joint Lead Arrangers for the Revolving Credit Facility	PNC CAPITAL MARKETS LLC, WELLS FARGO SECURITIES, LLC, U.S. BANK NATIONAL ASSOCIATION, THE BANK OF NEW YORK MELLON, and REGIONS CAPITAL MARKETS, as Joint Lead Arrangers for the Term Loan Facility

REGIONS BANK, TRUIST BANK, BANK OF AMERICA, N.A., MIZUHO BANK, LTD, JPMORGAN CHASE BANK, N.A., and TD BANK, N.A., as Co-Documentation Agents,	THE BANK OF NEW YORK MELLON, BMO BANK, N.A., THE BANK OF NOVA SCOTIA, and ROYAL BANK OF CANADA, as Senior Managing Agents

PNC BANK, NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agents,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent,

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- ii -

- iii -

SCHEDULE I	Commitments
SCHEDULE 1.1.(A)	Existing Letters of Credit
SCHEDULE 1.1.(B)	List of Loan Parties
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(h)	Litigation
SCHEDULE 9.8	Transactions with Affiliates

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Bid Rate Note
EXHIBIT C	Form of Designation Agreement
EXHIBIT D	Form of Guaranty
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Continuation
EXHIBIT G	Form of Notice of Conversion
EXHIBIT H	Form of Notice of Swingline Borrowing
EXHIBIT I-1	Form of Revolving Note
EXHIBIT I-2	Form of Term Loan Note
EXHIBIT J	Form of Swingline Note
EXHIBIT K	Form of Disbursement Instruction Agreement
EXHIBIT L	Form of Bid Rate Quote Request
EXHIBIT M	Form of Bid Rate Quote
EXHIBIT N	Form of Bid Rate Quote Acceptance
EXHIBIT O	Forms of U.S. Tax Compliance Certificates
EXHIBIT P	Form of Compliance Certificate

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THIS SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of November 10, 2026, by and among REGENCY CENTERS, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), REGENCY CENTERS CORPORATION, a corporation formed under the laws of the State of Florida (the “Parent”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.6. (the “Lenders”), each of WELLS FARGO SECURITIES, LLC, PNC CAPITAL MARKETS LLC, U.S. BANK NATIONAL ASSOCIATION, TRUIST SECURITIES, INC., and REGIONS CAPITAL MARKETS, as Joint Lead Arrangers for the Revolving Credit Facility (each, a “Revolving Facility Joint Lead Arranger”), PNC CAPITAL MARKETS LLC, WELLS FARGO SECURITIES, LLC, U.S. BANK NATIONAL ASSOCIATION, THE BANK OF NEW YORK MELLON, and REGIONS CAPITAL MARKETS, as Joint Lead Arrangers for the Term Loan Facility (each, a “Term Loan Facility Joint Lead Arranger”), WELLS FARGO SECURITIES, LLC, PNC CAPITAL MARKETS LLC and U.S. BANK NATIONAL ASSOCIATION, as Joint Bookrunners for the Revolving Credit Facility (each, a “Revolving Credit Facility Joint Bookrunner”), PNC CAPITAL MARKETS LLC, WELLS FARGO SECURITIES, LLC and U.S. BANK NATIONAL ASSOCIATION, as Joint Bookrunners for the Term Loan Facility (each, a “Term Loan Facility Joint Bookrunner”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), PNC BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agents (the “Syndication Agents”), each of REGIONS BANK, TRUIST BANK, BANK OF AMERICA, N.A., MIZUHO BANK, LTD, JPMORGAN CHASE BANK, N.A. and TD BANK, N.A., as a Documentation Agent (each a “Documentation Agent”), each of BANK OF NEW YORK MELLON, BMO BANK, N.A., THE BANK OF NOVA SCOTIA and ROYAL BANK OF CANADA, as a Senior Managing Agent (each a “Senior Managing Agent”).

WHEREAS, the Borrower, the Parent, certain of the Lenders and other lenders party thereto (the “Existing Lenders”), the Administrative Agent and certain other parties have entered into that certain Sixth Amended and Restated Credit Agreement dated as of January 18, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified and as in effect immediately prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated to provide unsecured revolving and term loan credit facilities in an initial aggregate principal amount of Two Billion Fifty Million Dollars ($2,050,000,000) consisting of (i) a revolving credit facility (the “Revolving Credit Facility”) in an initial amount of One Billion Five Hundred Million Dollars ($1,500,000,000) and (ii) a delayed draw term loan facility (the “Term Loan Facility”) in an initial amount of Five Hundred Fifty Million Dollars ($550,000,000).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Absolute Rate” has the meaning given that term in Section 2.2.(c)(ii)(C).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.2.

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.(b).

“Additional Term Loans” has the meaning given that term in Section 2.16.

“Adjusted EBITDA” means, with respect to a Person for any given period, (a) EBITDA of such Person minus (b) Capital Reserves of all Properties of such Person.

“Administrative Agent” means Wells Fargo Bank, National Association, as contractual representative for the Issuing Banks and the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning given that term in Section 4.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Parent or the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to any Loan Party or its Subsidiaries related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof (including, without limitation, any adjustments thereto pursuant to clauses (i) and (ii) in the definition thereof):

Level	Facility Fee
1	0.100%
2	0.100%
3	0.125%
4	0.150%
5	0.200%
6	0.250%
7	0.300%

Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee.

“Applicable Law” means all applicable provisions of international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Applicable Margin” means the percentage rate set forth in the table below for the applicable Class corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. As of the Effective Date, the Applicable Margin is determined based on Level 3. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4.(m) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the Level corresponding to the higher of such two Credit Ratings. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period that the Borrower has not received a Credit Rating from either Rating Agency, the Applicable Margin shall be determined based on Level 7; provided that if any Rating Agency shall cease to issue ratings of debt securities of REITs generally, the Administrative Agent and the Borrower shall negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of such substitute rating agency with that of the Rating Agency for which it is substituting) and (a) until such substitute rating agency or agencies are agreed upon, the Applicable Margin shall be determined based on the Credit Rating assigned by the other Rating Agency (or, if both Rating Agencies shall have so ceased to issue such ratings, the Applicable Margin shall be based on the Credit Rating from such Rating Agencies in effect immediately prior thereto) and (b) after such substitute rating agency or agencies are agreed upon, the Applicable Margin shall be determined on the basis of the Credit Rating assigned by the other Rating Agency and such substitute rating agency or the two substitute rating agencies, as the case may be.

Level	Borrower’s Credit Rating (S&P/Moody’s)	Applicable Margin for SOFR Revolving Loans	Applicable Margin for Base Rate Revolving Loans	Applicable Margin for SOFR Term Loans	Applicable Margin for Base Rate Term Loans
1	A+/A1 (or equivalent) or better	0.625%	0.000%	0.675%	0.000%
2	A/A2 (or equivalent)	0.650%	0.000%	0.700%	0.000%
3	A-/A3 (or equivalent)	0.675%	0.000%	0.750%	0.000%
4	BBB+/Baa1 (or equivalent)	0.725%	0.000%	0.800%	0.000%
5	BBB/Baa2 (or equivalent)	0.800%	0.000%	0.900%	0.000%
6	BBB-/Baa3 (or equivalent)	1.000%	0.000%	1.150%	0.150%
7	Lower than BBB-/Baa3 (or equivalent)	1.350%	0.350%	1.550%	0.550%

Notwithstanding the foregoing (unless the Applicable Margin would otherwise be determined based on Level 1 or Level 2 pursuant to the foregoing), if and for so long as (A) the ratio of (1) Indebtedness of the Parent and its Consolidated Subsidiaries to (2) Total Asset Value, calculated pursuant to Section 9.1.(b) as set forth in the Compliance Certificate most recently delivered pursuant to Section 8.3., is equal to or less than 0.32 to 1.0 or, for only one fiscal quarter ending after the Effective Date, greater than 0.32 to 1.0 but less than or equal to 0.35 to 1.0, and (B) the Borrower has a Credit Rating of BBB+ or better by S&P and Baa1 or better by Moody’s, then the Applicable Margin shall be determined based on Level 3 above.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Availability Period” means the period from but excluding the Effective Date to but excluding the Availability Termination Date.

“Availability Termination Date” means the first to occur of: (a) May 10, 2027 and (b) the date on which the Term Loan Commitments are terminated or reduced to zero in accordance herewith.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.2.(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Daily Simple SOFR in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Daily Simple SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Daily Simple SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.

“Base Rate Loan” means a Revolving Loan or Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benchmark” means, initially, Daily Simple SOFR or Term SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR or Term SOFR, as applicable, or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.2.(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor (if applicable), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof)announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2.(b) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2.(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bid Rate Borrowing” has the meaning given that term in Section 2.2.(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.2.(f).

“Bid Rate Note” means a promissory note of the Borrower substantially in the form of Exhibit B, payable to a Lender as originally in effect and otherwise duly completed.

“Bid Rate Quote” means an offer in accordance with Section 2.2.(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” has the meaning given that term in Section 2.2.(b).

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Reserves” mean, for any period and with respect to a Property, an amount equal to (i) the aggregate square footage of all completed space of such Property times (ii) $0.15 per annum (pro rated for any partial period); provided, however, that no capital reserves shall be required with respect to any portion of such Property which is leased under a ground lease to a third party that owns the improvements on such ground leased portion of the Property. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Borrower and its Subsidiaries and the applicable Ownership Share of all Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means 6.25%.

“Capitalized Third Party Net Income” means, with respect to a Person at a given time, (a) Third Party Net Income for the four fiscal quarters of such Person most recently ended divided by (b) the Capitalization Rate.

“Capitalized Lease Obligations” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP. Subject to Section 1.2., the amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks or the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support but, as it relates to any pledge or deposit made by the Borrower, shall not include any deposit account (or other assets) held in the name of the Borrower not specifically designated by the Borrower as “Cash Collateral”.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Class” means (a) when used in reference to any Loan, whether such Loan is a Revolving Loan or Term Loan, (b) when used with respect to a Lender, whether such Lender is a Revolving Lender or a Term Loan Lender and (c) when used in reference to a Commitment, whether such Commitment is a Revolving Loan Commitment or Term Loan Commitment.

“Commitment” means the Revolving Loan Commitments and/or the Term Loan Commitments, as applicable.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.4. and other technical, administrative or operational matters) that the Administrative Agent reasonably decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines in consultation with the Borrower that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiary” means, with respect to a Person at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a SOFR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Convertible Notes” has the meaning given that term in Section 9.10.

“Core Operating Earnings” means Funds From Operations excluding (i) transaction-related income or expenses, (ii) gains or losses from the early extinguishment of debt, (iii) certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and debt and derivative mark-to-market amortization, and (iv) other amounts as they occur.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a SOFR Loan, (c) the Continuation of a SOFR Loan and (d) the issuance of a Letter of Credit.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Simple SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any Simple SOFR Determination Day, SOFR in respect of such Simple SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such Simple SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (b) the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan” means any Revolving Loan or Term Loan bearing interest at a rate based on Daily Simple SOFR (other than pursuant to clause (c) of the definition of “Base Rate”), as provided in Section 2.1.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions. For the avoidance of doubt, a forward equity sale with settlement to occur at a predetermined date and price shall not be deemed to constitute a Derivatives Contract for purposes hereof.

“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligations.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Designated Lender” means a special purpose corporation which is an Affiliate of, or sponsored by, a Revolving Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof, (b) shall have become a party to this Agreement pursuant to Section 12.6.(h) and (c) is not otherwise a Revolving Lender.

“Designating Lender” has the meaning given that term in Section 12.6.(h).

“Designation Agreement” means a Designation Agreement between a Revolving Lender and a Designated Lender and accepted by the Administrative Agent, substantially in the form of Exhibit C or such other form as may be agreed to by such Revolving Lender, such Designated Lender and the Administrative Agent.

“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of 80.0% or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. The term “Development Property” shall, without limitation, (a) include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is (x) made by the Borrower, any Subsidiary or any Unconsolidated Affiliate to such third party developer or (y) Guaranteed by, or is otherwise recourse to, the Borrower, any Subsidiary or any Unconsolidated Affiliate but (b) exclude any Property undergoing ordinary course capital improvements or renovations. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least 12 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 80.0%.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit K to be executed and delivered by the Borrower, as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of: (a) net income (or loss) of such Person for such period determined on a consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (or loss) for such period): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or non-recurring gains, losses and reserves; (v) gains and losses associated with the sale of Properties, (vi) gains and losses resulting from currency exchange effects and hedging arrangements and (vii) non-cash stock compensation costs of such Person for such period; plus (b) such Person’s Ownership Share of EBITDA (as determined in a manner consistent with the foregoing clause (a)) of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove all impact of straight lining of rents required under GAAP and amortization of intangibles under GAAP. For purposes of this definition, non-recurring items shall be deemed to include, but shall not be limited to, (w) gains and losses on early extinguishment of Indebtedness, (x) severance and other restructuring charges, (y) transaction costs of acquisitions, dispositions, capital markets offerings, debt financings and amendments thereto, mergers and one-time integration related costs, in each case, not permitted to be capitalized pursuant to GAAP and (z) non-cash impairment charges.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, § 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, § 15 U.S.C. 7006.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent, any of the Parent’s Affiliates or Subsidiaries or any Defaulting Lender.

“Eligible Property” means a Property which satisfies all of the following requirements and which the Borrower has not chosen to exclude as an Eligible Property pursuant to the terms set forth in Section 7.13: (a) such Property is fully developed as a retail Property and uses incidental thereto; (b) the Property is 100% owned, or leased under a Ground Lease, by the Borrower, a Wholly Owned Subsidiary of the Borrower and/or a Qualified Venture, or is owned under a nominee arrangement by the Borrower, a Wholly Owned Subsidiary of the Borrower, a Qualified Venture or a trust controlled by the Borrower, a Wholly Owned Subsidiary of the Borrower or a Qualified Venture (so long as the sole beneficiary of such trust is the Borrower, a Wholly Owned Subsidiary of the Borrower or a Qualified Venture); (c) neither such Property, nor any interest of the Borrower, any Subsidiary or Qualified Venture therein, is subject to any Lien (other than Permitted Liens) or a Negative Pledge; (d) if such Property is owned or leased by a Subsidiary or a Qualified Venture (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary or Qualified Venture is subject to any Lien (other than Permitted Liens) or to a Negative Pledge; and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable; and (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act,

42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Forward Contract” means a forward equity contract with respect to common Equity Interests of the Parent, entered into by the Parent and a Person (other than the Borrower, its Subsidiaries or their respective Affiliates).

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person (whether or not certificated), any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, the Borrower, any other Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent, the Borrower or any other Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Erroneous Payment” has the meaning assigned thereto in Section 11.10.(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 11.10.(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 11.10.(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 11.10.(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary (a) that either (x) holds title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary or (y) owns Equity Interests of one or more Excluded Subsidiaries but has no assets other than such Equity Interests and other assets of nominal value (including cash) incidental thereto and (b) that is prohibited from Guaranteeing the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10.(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the first recital hereof.

“Existing Lender” has the meaning set forth in the first recital hereof.

“Existing Letters of Credit” means the letters of credit described on Schedule 1.1.(A).

“Extended Letter of Credit” has the meaning given that term in Section 2.3.(b).

“Extended Loans” means Commitments and/or Loans, the maturity of which shall have been extended pursuant to Section 12.7.(f).

“Extension” has the meaning given that term in Section 12.7.(f).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders and the Administrative Agent.

“Extension Offer” has the meaning given that term in Section 12.7.(f).

“Fair Market Value” means (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Parent, as general partner of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $1,000,000, such determination may be made by the chief financial officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means, collectively, those certain fee letters by and between the Borrower and any of the Joint Lead Arrangers.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

“Fixed Charges” means, for any period with respect to the Parent and its Consolidated Subsidiaries determined on a consolidated basis, the sum of (a) Interest Expense, (b) the aggregate of all regularly scheduled principal payments made with respect to Indebtedness of the Parent and its Consolidated Subsidiaries (including the Ownership Share of such payments made by an Unconsolidated Affiliate of the Parent) during such period, other than any balloon, bullet or similar principal payment which repays such

Indebtedness in full, and (c) all Preferred Dividends paid by the Parent and its Consolidated Subsidiaries (including the Ownership Share of such dividends paid or accrued by any Unconsolidated Affiliate of the Parent) during such period (other than Preferred Dividends received and retained by the Parent, the Borrower or any of their respective Subsidiaries). Notwithstanding the foregoing, whether or not otherwise included as a result of clause (a) or (b) above, capitalized interest and non-cash amortization of (i) debt issuance costs, (ii) previously settled income or expense relating to Derivatives Contracts and (iii) market to market debt premiums, discount income or expense, shall not be included as Fixed Charges.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Revolving Loan Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lenders, such Defaulting Lender’s Revolving Loan Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, net income available to common stockholders (computed in accordance with GAAP), plus depreciation and amortization related to real estate, but excluding gains or losses on the sale and impairments of real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Funds From Operations shall be calculated consistent with the National Association of Real Estate Investments Trusts, Inc. as of the Agreement Date, but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (taking into account any unexercised extensions which at the time of the determination are exercisable by the lessee without the consent of the lessor) of 30 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor”.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1. or 7.13. and substantially in the form of Exhibit D.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Incremental Term Loans” has the meaning given that term in Section 2.16.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person (including ground leases to the extent required under GAAP to be reported as a liability); (d) all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, voluntary bankruptcy, collusive involuntary bankruptcy, environmental indemnities and other similar exceptions to nonrecourse liability); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower. Indebtedness shall not include any Permitted Warrant Transactions except to the extent it is required to be settled in cash.

“Indemnified Costs” has the meaning given that term in Section 12.10.

“Indemnified Party” has the meaning given that term in Section 12.10.

“Indemnity Proceeding” has the meaning given that term in Section 12.10.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Intellectual Property” has the meaning given that term in Section 6.1.(r).

“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Parent and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Parent’s Ownership Share of total interest expense of Unconsolidated Affiliates for such period, including capitalized interest not funded under a construction loan interest reserve account.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or Converted to or Continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing, Notice of Conversion or Notice of Continuation and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or Conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period for any Class shall extend beyond the applicable Maturity Date of such Class; and

(e) no tenor that has been removed from this definition pursuant to Section 4.2.(b)(iv) shall be available for specification in any Notice of Borrowing, Notice of Conversion or Notice of Continuation.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB- (or equivalent) or higher from S&P and Baa3 (or equivalent) or higher from Moody’s.

“Issuing Banks” means each of Wells Fargo, PNC Bank, National Association, U.S. Bank National Association, Regions Bank and Truist Bank in its respective capacity as an issuer of Letters of Credit pursuant to Section 2.3. and shall be interpreted throughout this Agreement as either one particular Issuing Bank or two or more Issuing Banks, as the context may require.

“L/C Commitment Amount” has the meaning given to that term in Section 2.3.(a).

“L/C Disbursement” has the meaning given to that term in Section 3.9.(b).

“Lender” means each financial institution from time to time party hereto as a “Lender” or a “Designated Lender,” together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lenders; provided, however, that the term “Lender” (i) shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Loan Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 12.6.(d), have only the rights (including the rights given to a Lender contained in Sections 12.2. and 12.10.) and obligations of a Lender associated with holding such Bid Rate Loan and (ii) except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.3.(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders, and under its sole dominion and control.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Revolving Lender (other than the Lender then acting as Issuing Bank with respect to such related Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.3. in the related Letter of Credit, and the Revolving Lender then acting as Issuing Bank with respect to such related Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as Issuing Bank with respect to such related Letter of Credit) of their participation interests under such Section.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Revolving Loan, a Bid Rate Loan, a Swingline Loan or a Term Loan.

“Loan Document” means this Agreement, each Note, the Guaranty, each Letter of Credit Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations. Schedule 1.1.(B) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

“Material Acquisition” means, with respect to any fiscal quarter, one or more related acquisitions (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by the Parent, the Borrower or any Subsidiary in which the purchase price of the assets acquired exceed 10.0% of the consolidated total assets of the Parent, the Borrower and its other Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Parent for which financial statements are publicly available.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, or operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“Material Indebtedness” means any Recourse Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount, individually or in the aggregate with all other Indebtedness for which there has been a failure to pay when due and payable, an acceleration of the maturity, or an event that would permit any holder or holders of such Indebtedness to accelerate the maturity of such Indebtedness, in excess of $125,000,000 (or in excess of $125,000,000, in the case of the Derivatives Termination Value (without regard to the effect of any close-out netting provision) of Derivatives Contracts).

“Material Subsidiary” means any Subsidiary to which more than 10.0% of Total Asset Value is attributable on an individual basis.

“Maturity Date” means either the Revolving Loan Termination Date or the Term Loan Maturity Date, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Parent, the Borrower or any other Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, legal and administrative expenses minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to 2.0% of the gross revenues for such Property for such period.

“Newly Stabilized Property” means a Property that as of such date is not a Development Property, but was a Development Property at some time during the most recently ended period of four full fiscal quarters.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders (or all Lenders of a Class or all affected Lenders of a Class) in accordance with the terms of Section 12.7 and (b) has been approved by the Requisite Lenders and, in the case of amendments that require the approval of all or all affected Lenders of a particular Class, Requisite Class Lenders of such Class.

“Non-Guarantor RD Entity” means any RD Entity that is not a Guarantor.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness for borrowed money of such Person.

“Note” means a Revolving Note, a Bid Rate Note, a Swingline Note or a Term Loan Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(d) evidencing the Borrower’s request for a borrowing of Revolving Loans or Term Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a SOFR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit H (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent and the Swingline Lender selected by the Borrower to make a Swingline Loan pursuant to Section 2.4.(b) evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Parent, the Borrower and the other Loan Parties owing to the Administrative Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the number of square feet of such Property actually occupied by tenants that are not affiliated with the Parent, the Borrower or any Subsidiary and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases to (b) the aggregate number of square feet of such Property.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greatest of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate, (b) subject to compliance with Section 8.4.(l), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate, and (c) the portion (calculated as a percentage) of the total Indebtedness of such Subsidiary or Unconsolidated Affiliate Guaranteed by such Person, or which is recourse to such Person. If the Parent, the Borrower or any of their Subsidiaries are acting as a general partner of any partnership, the Ownership Share of the Parent, the Borrower or any such Subsidiary of such partnership shall be equal to one-hundred percent (100.0%).

“Participant” has the meaning given that term in Section 12.6.(d).

“Participant Register” has the meaning given that term in Section 12.6.(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning given that term in Section 11.10.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the common stock of the Parent (or other securities or property following a merger event or other change of the common stock of the Parent) purchased by the Borrower or the Parent in connection with the issuance of any Convertible Notes and as may be amended in accordance with its terms (provided that any such amendment shall not cause the transaction to no longer be a Permitted Bond Hedge Transaction) and settled in common shares of the Parent (or such other securities or property), cash or a combination thereof; provided that the purchase price for such Permitted Bond Hedge Transactions, less the proceeds received by the Parent from the sale of any related Permitted Warrant Transactions, does not exceed the net proceeds received by the Borrower from the issuance of the Convertible Notes in connection with such Permitted Bond Hedge Transaction.

“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or materially impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders, the Issuing Banks and each Specified Derivatives Provider; and (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to common stock of the Parent (or other securities or property following a merger event or other change of the common stock of the Parent) sold by the Parent substantially concurrently with any purchase by the Borrower or the Parent of a related Permitted Bond Hedge Transaction as may be amended in accordance with its terms (provided that any such amendment shall not cause the transaction to no longer be a Permitted Warrant Transaction) and settled in common shares of the Parent (or such other securities or property), cash or a combination thereof, and the performance by the Parent of its obligations thereunder.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Class of Loans or any Reimbursement Obligation, the rate otherwise applicable plus an additional two percent (2.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus two percent (2.0%).

“Preferred Dividends” means, as to any Person, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by such Person. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to such Person; or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Administrative Agent located at 600 South 4th Street, 14th Floor, Minneapolis, Minnesota 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Property” means any parcel (or group of related parcels) of real property that is owned or leased under a Ground Lease by the Borrower, any Subsidiary or any Unconsolidated Affiliate of the Borrower and located in a state of the United States of America or in the District of Columbia.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, § 12 U.S.C. 5390(c)(8)(D).

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Qualified Venture” means any Subsidiary of the Borrower (other than an Excluded Subsidiary) which satisfies all of the following requirements: (a) such Subsidiary is a limited liability company or limited partnership, (b) such Subsidiary is a Consolidated Subsidiary of the Borrower, (c) such Subsidiary was formed for the purpose of developing a Development Property, (d) the Borrower or a Wholly Owned Subsidiary of the Borrower is the managing member or the general partner of such Subsidiary with authority to manage and control the day to day business and affairs of the Subsidiary, and with the right without the need to obtain the consent of any other Person, including any minority member or partner of such Subsidiary, to create a Lien on such Subsidiary’s Property as security for Indebtedness of such Subsidiary and to sell, transfer or otherwise dispose of such Property, (e) such Subsidiary has a minority member or partner which has agreed to assist in the development of the Property owned by such Subsidiary in the manner described in the organizational documents of such Subsidiary and which is entitled to participate in distributions by such Subsidiary of cash flow and/or sale or refinancing proceeds, subject to an agreed upon preferred return on capital contributed to such Subsidiary, and (f) the amount reasonably estimated by the Borrower to be payable to such minority member or partner on account of such participation is included as Unsecured Indebtedness.

“Rating Agency” means S&P or Moody’s.

“RD Entity” means any Person (other than the Borrower) in which the Parent or the Borrower directly or indirectly owns an Equity Interest and who (i) owns an Eligible Property and (ii) has incurred, acquired or suffered to exist any Indebtedness other than Nonrecourse Indebtedness.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Indebtedness” means all Indebtedness other than Nonrecourse Indebtedness.

“Register” has the meaning given that term in Section 12.6.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse an Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Representation and Warranty Date” means: (a) the date of making any Loan, (b) the date of issuance, renewal, extension or amendment of any Letter of Credit, (c) in connection with any extension of the Revolving Loan Termination Date or the Term Loan Maturity Date pursuant to Section 2.13 hereof, each applicable extension date, (d) in connection with any increase of the Commitments or making of Incremental Term Loans pursuant to Section 2.16 hereof, each applicable increase or loan date, (e) in connection with the release of any Guarantor pursuant to Section 7.13(b), each applicable release date and (f) in connection with any Extension in accordance with Section 12.7.(f) hereof.

“Requisite Lenders” means, as of any date, (a) Lenders having more than 50.0% of the aggregate amount of the Commitments and outstanding Term Loans of all Lenders, or (b) if the Revolving Loan Commitments have been terminated or reduced to zero, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Revolving Lenders” means, as of any date, (a) Lenders having more than 50% of the aggregate amount of the Revolving Loan Commitments or (b) if the Lenders’ Revolving Loan Commitments have been terminated or reduced to zero, Lenders holding more than 50% of the principal amount of the aggregate outstanding Revolving Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when there are two or more Revolving Lenders (excluding Defaulting Lenders), the term “Requisite Revolving Lenders” shall in no event mean less than two Revolving Lenders. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Term Loan Lenders” means, as of any date, Lenders having more than 50% of the aggregate amount of the sum of the Term Loan Commitments and the principal amount of the aggregate outstanding Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when there are two or more Term Loan Lenders (excluding Defaulting Lenders), the term “Requisite Term Loan Lenders” shall in no event mean less than two Term Loan Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, each of the chief executive officer, the chief financial officer, the senior vice president–finance, and any treasurer of the Parent, the Borrower or such Subsidiary.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing now or hereafter outstanding, except in the case of the Parent, for the conversion or exchange of partnership units in the Borrower solely for shares of Equity Interests in the Parent; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing now or hereafter outstanding.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Swingline Loans and Letter of Credit Liabilities at such time.

“Revolving Credit Facility” has the meaning specified in the recitals hereto.

“Revolving Lender” means any Lender holding a Revolving Loan Commitment and/or an outstanding Revolving Loan or other Revolving Credit Exposure.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Loan Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1.(a), to issue (in the case of an Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.3.(i), and, in the case of the Lenders other than a Swingline Lender in its capacity as such, to participate in Swingline Loans pursuant to Section 2.4.(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Loan Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Lender becoming a party hereto in accordance with Section 2.16., as the same may be reduced from time to time pursuant to Section 2.12. or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.6. or increased as appropriate to reflect any increase effected in accordance with Section 2.16.

“Revolving Loan Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Loan Commitment to (b) the aggregate amount of the Revolving Loan Commitments of all Lenders; provided, however, that if at the time of determination the Revolving Loan Commitments have been terminated or been reduced to zero, the “Revolving Loan Commitment Percentage” of each Revolving Lender shall be the “Revolving Loan Commitment Percentage” of such Revolving Lender in effect immediately prior to such termination or reduction.

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit I-1, payable to a Lender in a principal amount equal to the amount of such Lender’s Revolving Loan Commitment.

“Revolving Loan Termination Date” means November 8, 2030, or such later date to which the Revolving Loan Termination Date may be extended pursuant to Section 2.13.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Effective Date, Cuba, Iran, North Korea, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine and the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, Global Affairs Canada, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, Global Affairs Canada, or other relevant sanctions authority in any jurisdiction in which (a) the Parent, the Borrower or any of their Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of any Loan or any Letter of Credit will be used, or (c) from which repayment of the Obligations will be derived.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Parent, shall include (without duplication) the Parent’s Ownership Share of the Secured Indebtedness of any of its Unconsolidated Affiliates. Indebtedness of a Subsidiary which is secured solely by a pledge of Equity Interests of such Subsidiary and which also is recourse to the Borrower or a Guarantor shall not be treated as Secured Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more Single Asset Entities that directly or indirectly own such single Property and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entity, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Auction” means a solicitation of Bid Rate Quotes setting forth SOFR Margin Loans based on Term SOFR pursuant to Section 2.2.

“SOFR Loan” means any Daily Simple SOFR Loan or Term SOFR Loan.

“SOFR Margin” has the meaning given that term in Section 2.2.(c)(ii)(D).

“SOFR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of Term SOFR pursuant to a SOFR Auction.

“Solvent” means, when used with respect to any Person, that as of any date of determination (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) as of such date are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any Subsidiary of the Borrower and any Specified Derivatives Provider.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of (a) thirty-five percent (35.0%) of total consolidated assets of the Parent and its Subsidiaries determined on a consolidated basis at such time plus (b) consolidated accumulated depreciation of the Parent and its Subsidiaries determined on a consolidated basis at such time.

“Swingline Commitment” means each Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.4. in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.4.(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lenders” means Wells Fargo, PNC Bank, National Association and U.S. Bank National Association together with their respective successors and assigns.

“Swingline Loan” means a loan made by a Swingline Lender to the Borrower pursuant to Section 2.4.

“Swingline Maturity Date” means the date which is seven (7) Business Days prior to the Revolving Loan Termination Date.

“Swingline Note” means a promissory note of the Borrower substantially in the form of Exhibit J, payable to each Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means each loan made by a Lender to the Borrower pursuant to Section 2.1(b).

“Term Loan Commitment” means, as to each Lender, such Lender’s obligation to make Term Loans pursuant to Section 2.1.(b), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Lender becoming a party hereto in accordance with Section 2.16., as the same may be reduced from time to time pursuant to Section 2.1(b) and Section 2.12. or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.6. or increased as appropriate to reflect any increase effected in accordance with Section 2.16.

“Term Loan Commitment Percentage” means, with respect to a Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Term Loan Commitment to (b) the aggregate amount of the Term Loan Commitments of all Term Loan Lenders; provided, however, that if at the time of determination the Term Loan Commitments have terminated or been reduced to zero, the “Term Loan Commitment Percentage” of each Term Loan Lender shall be the ratio, expressed as a percentage, of (x) the aggregate unpaid principal amount of the Term Loans owing to such Term Loan Lender as of such date to (y) the aggregate unpaid principal amount of all Term Loans owing to all Term Loan Lenders as of such date.

“Term Loan Facility” has the meaning specified in the recitals hereto.

“Term Loan Lender” means any Lender holding a Term Loan Commitment and/or an outstanding Term Loan.

“Term Loan Maturity Date” means February 10, 2031, or such later date to which the Term Loan Maturity Date may be extended pursuant to Section 2.13.

“Term Loan Note” means a promissory note of the Borrower substantially in the form of Exhibit I-2, payable to a Lender in a principal amount equal to the amount of such Lender’s Term Loan Commitment, or if the Term Loan Commitments have terminated, the portion of Term Loans held by such Lender.

“Term SOFR” means, for any calculation, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Revolving Loan or Term Loan bearing interest at a rate based on Term SOFR, as provided in Section 2.1.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Party Net Income” means, with respect to a Person and for a given period (a) net income from fees, commissions and other compensation derived from (without duplication) (i) managing and/or leasing properties owned by third parties; (ii) developing properties for third parties; (iii) arranging for property acquisitions by third parties; (iv) arranging financing for third parties and (v) consulting and business services performed for third parties; minus (b) taxes paid or accrued in accordance with GAAP during such period by any “taxable REIT subsidiary” (as defined in Sec. 856(l) of the Internal Revenue Code) of such Person or any of its Subsidiaries. For purposes of this definition, the term “third parties” shall include Unconsolidated Affiliates of a Person.

“Titled Agent” has the meaning assigned thereto in Section 11.9.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents, plus (b), the quotient of (i) EBITDA for the four fiscal quarters of the Parent most recently ended, divided by (ii) the Capitalization Rate, plus (c) except as set forth below, the GAAP book value of Properties (other than Unimproved Land, Development Properties and Newly Stabilized Properties) acquired during the period of eight fiscal quarters most recently ended as of the date of calculation, plus (d) the GAAP book value of all Development Properties, plus (e) the GAAP book value of Unimproved Land plus (f) the GAAP book value of all Mortgage Receivables and other promissory notes, plus (g) except as set forth below, the GAAP book value of all Newly Stabilized Properties, plus (h) Capitalized Third Party Net Income, plus (i) the aggregate positive amount of net cash proceeds that would be due to the Parent from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by the Parent’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the applicable calculation period; provided that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (x) the Parent or the counterparty would not reasonably be expected for any reason to be able to fulfill its obligations thereunder or (y) the Parent no longer intends to issue shares sufficient to realize such proceeds, in each case, as determined by the Parent in good faith. The Parent’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for assets of the Parent and its Consolidated Subsidiaries. For purposes of determining Total Asset Value, (A) EBITDA from any Property disposed of during the period of four fiscal quarters of the Parent most recently ended as of the date of calculation shall be excluded, (B) with respect to any Property acquired during the period of eight fiscal quarters of the Parent most recently ended as of the date of calculation, the Borrower may at any time during such period irrevocably elect to include such Property in Total Asset Value based on EBITDA divided by the Capitalization Rate pursuant to clause (b) above in lieu of GAAP book value pursuant to clause (c) above, and (C) with respect to any Newly Stabilized Property, the Borrower may at any time irrevocably elect to include such Property in Total Asset Value based on EBITDA divided by the Capitalization Rate pursuant to clause (b) above in lieu of GAAP book value pursuant to clause (g) above. For purposes of determining Total Asset Value, the calculation of EBITDA shall exclude Third Party Net Income and EBITDA attributable to any Property included in Total Asset Value based on the GAAP book value of such Property.

To the extent the amount of Total Asset Value attributable to (x) Unimproved Land, Equity Interests in Persons other than Consolidated Subsidiaries, Mortgage Receivables, Development Properties, Newly Stabilized Properties and Capitalized Third Party Net Income, in the aggregate, would exceed 40.0% of Total Asset Value, such excess shall be excluded, and (y) Equity Interests in Persons other than Consolidated Subsidiaries would exceed 30.0% of Total Asset Value, such excess shall be excluded; provided that, if the Borrower has a Credit Rating of A-/A3 (or equivalent) or better from both Rating Agencies, the foregoing limitations in clauses (x) and (y) shall not apply.

“Total Leverage Ratio Increase Period” shall have the meaning given that term in Section 9.1.(b).

“Type” with respect to any Revolving Loan or Term Loan, refers to whether such Loan or portion thereof is a Term SOFR Loan, a Daily Simple SOFR Loan or a Base Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity method of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” means (a) except as set forth below, the Unencumbered NOI (excluding Net Operating Income attributable to Development Properties, Newly Stabilized Properties and those Properties acquired during the period of eight fiscal quarters most recently ended) for the period of four fiscal quarters of the Parent most recently ended divided by the Capitalization Rate, plus (b) except as set forth below, the GAAP book value of all Eligible Properties (other than Development Properties and Newly Stabilized Properties) acquired during the period of eight quarters most recently ended, plus (c) the GAAP book value of all Development Properties which are Eligible Properties, plus (d) except as set forth below, the GAAP book value of all Newly Stabilized Properties which are Eligible Properties, plus (e) the aggregate positive amount of net cash proceeds that would be due to the Parent from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by the Parent’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the applicable calculation period; provided that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (x) the Parent or the counterparty would not reasonably be expected for any reason to be able to fulfill its obligations thereunder or (y) the Parent no longer intends to issue shares sufficient to realize such proceeds, in each case, as determined by the Parent in good faith. For purposes of determining Unencumbered Asset Value, (i) with respect to an Eligible Property acquired during the period of eight quarters most recently ended as of the date of calculation, the Borrower may at any time during such period irrevocably elect to include such Eligible Property in Unencumbered Asset Value based on Unencumbered NOI attributable to such Property pursuant to clause

(a) above in lieu of the GAAP book value of such Property pursuant to clause (b) above, and (ii) with respect to any Newly Stabilized Property, the Borrower may at any time irrevocably elect to include such Property in Unencumbered Asset Value based on Unencumbered NOI attributable to such Property pursuant to clause (a) above in lieu of the GAAP book value of such Property pursuant to clause (d) above. For purposes of this definition, to the extent that Unencumbered Asset Value attributable to (w) Properties subject to a Ground Lease in which the Parent, the Borrower or any of their respective Subsidiaries is the ground lessee would exceed 10.0% of Unencumbered Asset Value, (x) all Development Properties and Newly Stabilized Properties, in the aggregate, would exceed 15.0% of Unencumbered Asset Value, (y) Properties owned or leased by Qualified Ventures would exceed 10.0% of Unencumbered Asset Value and (z) net cash proceeds in respect of Equity Forward Contracts to the extent included pursuant to clause (e) above would exceed 10.0% of Unencumbered Asset Value, then in the case of each of the foregoing clauses (w) through (z), such excess shall be excluded; provided that, if the Borrower has a Credit Rating of A-/A3 (or equivalent) or better from both Rating Agencies, the foregoing limitations in clauses (w) through (z) shall not apply.

“Unencumbered NOI” means, for any period, Net Operating Income from all Eligible Properties.

“Unimproved Land” means land on which no development (other than improvements that are not material and/or are temporary in nature) has occurred and for which no development is scheduled in the following 12 months.

“Unrestricted Cash” means, as of any date of determination, cash and Cash Equivalents held by the Borrower and its Subsidiaries other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien (other than Liens of a depository institution or securities intermediary arising by virtue of any statutory or common law provisions, rights of set-off or similar rights or remedies as to deposit accounts or securities accounts or other funds maintained with such depository institution or securities intermediary (other than any of the foregoing intended as cash collateral)) or a Negative Pledge or the disposition of which is restricted in any way that would prohibit the use thereof for the payment of Indebtedness.

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness. Indebtedness of a Subsidiary which is secured solely by a pledge of Equity Interests of such Subsidiary and which also is recourse to the Borrower or a Guarantor shall be treated as Unsecured Indebtedness.

“Unsecured Leverage Ratio Increase Period” shall have the meaning given that term in Section 9.1.(c).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.1.(d), 2.2., 2.8.(a), 2.9. and 2.10., in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, (x) the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities, in which case, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount, and (y) for purposes of calculating the covenants under this Agreement or any other Loan Document, any obligations of a Person under a lease (whether existing on the Agreement Date or entered into thereafter) that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person prepared in accordance with GAAP as in effect on March 23, 2018, shall not be treated as a capitalized lease pursuant to this Agreement or the other Loan Documents solely as a result of (1) the adoption of changes in GAAP after such date or (2) changes in the application of GAAP after such date; provided, however, that upon the request of the Administrative Agent or any Lender the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to any such adoption of changes in, or the application of, GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time.

Section 1.3. Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining the Applicable Margin and compliance by the Parent or the Borrower with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Consolidated Subsidiary shall be included and (b) the Parent’s Ownership Share of the Borrower shall be deemed to be 100.0%.

Section 1.4. Rates.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Daily Simple SOFR, SOFR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.2.(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Daily Simple SOFR, SOFR, the Term SOFR Reference Rate or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Daily Simple SOFR, SOFR, the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.5. Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II. CREDIT FACILITY

Section 2.1. Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.15., each Revolving Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Revolving Loan Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Revolving Lender’s Revolving Loan Commitment. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b) Term Loans. Subject to the terms and conditions set forth in this Agreement, each Term Loan Lender severally and not jointly agrees to make Term Loans to the Borrower during the Availability Period in an aggregate principal amount not to exceed such Lender’s Term Loan Commitment. There shall be no more than six (6) separate borrowings of Term Loans and each borrowing shall be in an aggregate minimum amount in accordance with Section 2.1(c). Upon a Lender making its Term Loan, the Term Loan Commitment of such Lender shall be permanently reduced by the principal amount of such Term Loan. Any portion of a Term Loan made under this Section 2.1(b) and repaid or prepaid may not be reborrowed. All undrawn Term Loan Commitments shall terminate at 5:00 p.m. Eastern time on the Availability Termination Date if not previously terminated pursuant to this Agreement.

(c) Making of Loans. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $100,000 in excess thereof. Each borrowing and Continuation under Section 2.9. of, and each Conversion under Section 2.10. of Base Rate Loans into, SOFR Loans shall be in an aggregate minimum of $5,000,000 and integral multiples of $100,000 in excess of that amount. Notwithstanding the immediately preceding two sentences but subject to Section 2.15., a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Loan Commitments and a borrowing of Term Loans may be in the aggregate amount of the available Term Loan Commitments.

(d) Requests for Loans. Not later than (i) 10:00 a.m. Eastern time on the proposed date of a borrowing of Loans that are to be Base Rate Loans, (ii) 12:00 noon Eastern time at least one (1) U.S. Government Securities Business Day prior to a borrowing of Loans that are to be Daily Simple SOFR Loans and (iii) 12:00 noon Eastern time at least three (3) U.S. Government Securities Business Days prior to a borrowing of Loans that are to be Term SOFR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Loans to be borrowed, the date such Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Loans, the Type of the requested Loans, the Class of the requested Loans and if such Loans are to be Term SOFR Loans, the initial Interest Period for such Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Loan will be a Base Rate Loan, a Term SOFR Loan or a Daily Simple SOFR Loan) request that the Administrative Agent provide the Borrower with the most recent Term SOFR or Daily Simple SOFR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter. If the Borrower requests a borrowing of a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(e) Funding of Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (d), the Administrative Agent shall notify each applicable Lender of the proposed borrowing. Each applicable Lender shall deposit an amount equal to the Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than (i) in the case of Loans that are to be Base Rate Loans, 2:00 p.m. Eastern time on the date of such proposed Loans and (ii) in the case of Loans that are to be Daily Simple SOFR Loans or Term SOFR Loans, 12:00 noon Eastern time on the date of such proposed Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, the proceeds of such amounts received by the Administrative Agent (x) in the case of Loans that are to be Base Rate Loans, not later than 4:00 p.m. Eastern time on the date of the requested borrowing of such Loans and (y) in the case of Loans that are to be Daily Simple SOFR Loans or Term SOFR Loans, not later than 3:00 p.m. Eastern time on the date of the requested borrowing of such Loans.

(f) Assumptions Regarding Funding by Lenders. With respect to Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Loan with interest thereon, for each day from and including the date such Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Federal Funds Rate and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Loan, the amount so paid shall constitute such Lender’s Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Loan to be made by such Lender.

(g) Reallocation of Revolving Loans at Closing. Simultaneously with the Effective Date, (i) the outstanding amounts of all “Revolving Loans” (as defined in the Existing Credit Agreement) of the “Lenders” (as defined in the Existing Credit Agreement) having a “Commitment” (as defined in the Existing Credit Agreement) (the “Existing Lenders”) previously made to the Borrower under the Existing Credit Agreement and participations in Existing Letters of Credit of the Existing Lenders shall be reallocated among the Revolving Lenders in accordance with their respective Revolving Loan Commitment Percentages (determined in accordance with the amount of each Revolving Lender’s Commitment set forth on Schedule I), and in order to effect such reallocations, the requisite assignments shall be deemed to be made in amounts from each Existing Lender to each Revolving Lender, with the same force and effect as if such assignments were evidenced by the applicable Assignment and Assumptions (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived) and (ii) each assignee Revolving Lender shall make full cash settlement with each corresponding assignor Existing Lender, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent) with respect to such reallocations and assignments.

Section 2.2. Bid Rate Loans.

(a) Bid Rate Loans. At any time during the period from the Effective Date to but excluding the Revolving Loan Termination Date, and so long as the Borrower continues to maintain an Investment Grade Rating from S&P or Moody’s, the Borrower may, as set forth in this Section, request the Revolving Lenders to make offers to make Bid Rate Loans to the Borrower in Dollars. The Revolving Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Requests for Bid Rate Loans. When the Borrower wishes to request from the Revolving Lenders offers to make Bid Rate Loans, it shall give the Administrative Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 12:00 noon Eastern time on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date four (4) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction. The Administrative Agent shall deliver to each Revolving Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent. The Borrower may request offers to make Bid Rate Loans for up to three (3) different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (a “Bid Rate Borrowing”). Each Bid Rate Quote Request shall be substantially in the form of Exhibit L and shall specify as to each Bid Rate Borrowing all of the following:

(i) the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $15,000,000 and integral multiples of $1,000,000 in excess thereof which shall not cause any of the limits specified in Section 2.15. to be violated;

(iii) whether the Bid Rate Quote Request is for SOFR Margin Loans or Absolute Rate Loans; and

(iv) the duration of the Interest Period applicable thereto, which shall not extend beyond the Revolving Loan Termination Date.

The Borrower shall not deliver any Bid Rate Quote Request within five Business Days of the giving of any other Bid Rate Quote Request and the Borrower shall not deliver more than three (3) Bid Rate Quote Requests in any calendar month.

(c) Bid Rate Quotes.

(i) Each Revolving Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Borrower’s request under Section 2.2.(b) specified more than one Interest Period, such Revolving Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period. Each Bid Rate Quote must be submitted to the Administrative Agent not later than 11:30 a.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction, and in either case the Administrative Agent shall disregard any Bid Rate Quote received after such time; provided that the Revolving Lender then acting as the Administrative Agent, if applicable, may submit a Bid Rate Quote only if it notifies the Borrower of the terms of the offer contained therein not later than 30 minutes prior to the latest time by which the Revolving Lenders must submit applicable Bid Rate Quotes. Any

Bid Rate Quote so made shall be irrevocable except with the consent of the Administrative Agent given at the request of the Borrower. Such Bid Rate Loans may be funded by a Revolving Lender’s Designated Lender (if any) as provided in Section 12.6.(h); however, such Revolving Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.

(ii) Each Bid Rate Quote shall be substantially in the form of Exhibit M and shall specify:

(A) the proposed date of borrowing and the Interest Period therefor;

(B) the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Revolving Lender submits Bid Rate Quotes (x) may be greater or less than the Revolving Loan Commitment of such Revolving Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested; provided further that any Bid Rate Quote shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof;

(C) in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D) in the case of a SOFR Auction, the margin above or below applicable Term SOFR (the “SOFR Margin”) offered for each such SOFR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable Term SOFR; and

(E) the identity of the quoting Revolving Lender.

Unless otherwise agreed by the Administrative Agent and the Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d) Notification by Administrative Agent. The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 12:30 p.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction), notify the Borrower of the terms (i) of any Bid Rate Quote submitted by a Revolving Lender that is in accordance with Section 2.2.(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Revolving Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or SOFR Margins, as applicable, so offered by each Revolving Lender (identifying the Revolving Lender that made such Bid Rate Quote).

(e) Acceptance by Borrower.

(i) Not later than 1:30 p.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction, the Borrower shall notify the Administrative Agent of its acceptance or nonacceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.2.(d). which notice shall be in the form of Exhibit N. In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted. The failure of the Borrower to give such notice by such time shall constitute nonacceptance. The Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(A) the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B) the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.2.(b)(ii) and together with all other Bid Rate Loans then outstanding shall not cause the limits specified in Section 2.15. to be violated and the number of Interest Periods shall not exceed the number permitted to be outstanding under Section 2.6.;

(C) acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or SOFR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D) any acceptance in part by the Borrower shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; and

(E) the Borrower may not accept any Bid Rate Quote that fails to comply with Section 2.2.(c) or otherwise fails to comply with the requirements of this Agreement.

(ii) If Bid Rate Quotes are made by two or more Revolving Lenders with the same Absolute Rates or SOFR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes are accepted shall be allocated by the Administrative Agent among such Revolving Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes. Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f) Obligation to Make Bid Rate Loans. The Administrative Agent shall promptly (and in any event not later than (x) 2:30 p.m. Eastern time on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing of SOFR Margin Loans) notify each Revolving Lender as to whose Bid Rate Quote has been accepted and the amount and rate thereof. A Revolving Lender who is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.6.(h). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due. No Revolving Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Revolving Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 3:30 p.m. Eastern time on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at its Principal Office in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower not later than 4:30 p.m. Eastern time on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.

(g) No Effect on Commitment. Except for the purpose and to the extent expressly stated in Sections 2.12. and 2.15., the amount of any Bid Rate Loan made by any Revolving Lender shall not constitute a utilization of such Lender’s Revolving Loan Commitment.

Section 2.3. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.15., the Issuing Banks, on behalf of the Revolving Lenders, agree to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolving Loan Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $50,000,000, as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided, that an Issuing Bank shall not be obligated to issue any Letter of Credit if after giving effect to such issuance, the aggregate Stated Amount of outstanding Letters of Credit issued by such Issuing Bank would exceed one-fifth of the L/C Commitment Amount.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of a Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Revolving Loan Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but, except as set forth in the following sentence, in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Revolving Loan Termination Date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Loan Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”) so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the Revolving Lenders no later than 30 days prior to the Revolving Loan Termination Date Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 30 days prior to the Revolving Loan Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $25,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower).

(c) Requests for Issuance of Letters of Credit. The Borrower shall give the applicable Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit (or such shorter period as agreed to by the applicable Issuing Bank), such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as reasonably requested from time to time by the applicable Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 5.2., the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days (or such shorter period as agreed to by the applicable Issuing Bank) following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection. An Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the applicable Issuing Bank shall deliver to the Borrower a copy of each Letter of Credit issued by it within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit issued by it of any demand for payment under such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that such Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each Issuing Bank for the amount of each demand for payment under each Letter of Credit issued by such Issuing Bank at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Revolving Lender’s Revolving Loan Commitment Percentage of such payment.

(e) Manner of Reimbursement. Unless the Borrower provides notice to the Administrative Agent not later than 12:00 noon Eastern time at least one (1) Business Day prior to the date that payment is required to be made pursuant to the related demand for payment that it intends to reimburse the applicable Issuing Bank by means other than by a borrowing hereunder, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation, the Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 noon Eastern time on the date payment is required to be made, and each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Revolving Lender to the Borrower with the Administrative Agent at the Principal Office in immediately available funds and (ii) if such conditions would not permit the making of Revolving Loans and the Borrower does not otherwise reimburse the applicable Issuing Bank for the amount of the related demand for payment, the failure of which such Issuing Bank shall notify the Administrative Agent, the provisions of subsection (j) of this Section shall apply and an Event of Default under Section 10.1.(a)(i) shall have occurred. The limitations set forth in the second sentence of Section 2.1.(c) shall not apply to any borrowing of Base Rate Loans under this subsection. The Administrative Agent shall pay the proceeds of any Revolving Loans made pursuant to this Section to the applicable Issuing Bank, which shall apply such proceeds to repay the unpaid Reimbursement Obligation.

(f) Effect of Letters of Credit on Commitments. Upon the issuance by an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Loan Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Loan Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g) Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, each Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, the Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’ or the Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent, any other Issuing Bank or any Lender. In this connection, the obligation of the Borrower to reimburse an Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provision therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuing Bank, any other Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, such Issuing

Bank, any other Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under any applicable Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.10., but not in limitation of the Borrower’s unconditional obligation to reimburse an Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, any Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, either such Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, either such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, any Issuing Bank or any Revolving Lender with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by such Issuing Bank shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and Lenders, if any, required by Section 12.7. shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i) Lenders’ Participation in Letters of Credit. Immediately upon (i) the Effective Date with respect to all Existing Letters of Credit and (ii) the issuance by an Issuing Bank of all other Letters of Credit, each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Revolving Loan Commitment Percentage of the liability of an Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Revolving Lender’s Revolving Loan Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit issued by it pursuant to the immediately following subsection (j), such Revolving Lender shall, automatically and without any further action on the part of such Issuing Bank, the Administrative Agent or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Revolving Lender’s Revolving Loan Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)).

(j) Payment Obligation of Lenders. Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, on demand in immediately available funds in Dollars the amount of such Revolving Lender’s Revolving Loan Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Revolving Lender’s Revolving Loan Commitment Percentage of such drawing except as provided in Section 3.9.(d). If the notice referenced in the second sentence of Section 2.3.(e) is received by a Revolving Lender not later than 12:00 noon Eastern time, then such Revolving Lender shall make such payment available to the Administrative Agent not later than 3:00 p.m. Eastern time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 2:00 p.m. Eastern time on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(e) or (f) or (iv) the termination of the Revolving Loan Commitments. Each such payment to the Administrative Agent for the account of the applicable Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Lenders. Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Revolving Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time. Upon the request of any Revolving Lender from time to time, an Issuing Bank shall deliver any other information reasonably requested by such Revolving Lender with respect to such Letter of Credit that is the subject of the request. Other than as set forth in this subsection, the Issuing Banks and the Administrative Agent shall have no duty to notify the Revolving Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of an Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).

(l) Existing Letters of Credit. The parties agree that each Existing Letter of Credit shall, from and after the Effective Date, be deemed a Letter of Credit issued under this Agreement and shall be subject to and governed by the terms and conditions of this Agreement and the other Loan Documents.

(m) Extended Letters of Credit. Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

Section 2.4. Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.15., each Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $41,666,666, as such amount may be reduced from time to time in accordance with the terms hereof; provided, that no Swingline Lender shall be obligated to make a Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate principal amount of outstanding Revolving Loans made by it in its capacity as a Revolving Lender plus the aggregate principal amount of outstanding Swingline Loans made by it in its capacity as a Swingline Lender would exceed the Revolving Loan Commitment of such Swingline Lender in its capacity as a Revolving Lender. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment of such Swingline Lender in effect at such time, or if at any time the aggregate principal amount of the outstanding Swingline Loans and outstanding Revolving Loans made by the Swingline Lender in its capacity as a Revolving Lender exceeds the Revolving Loan Commitment of such Swingline Lender in its capacity as a Revolving Lender in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of such Swingline Lender the amount of such excess, and, subject to the parenthetical in the last sentence of Section 3.2., the proceeds of such payment shall be applied to repay outstanding Swingline Loans. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder. For the avoidance of doubt, subject to the terms of this Agreement, (i) the Borrower may request a Swingline Loan from one Swingline Lender without having to make a request for a Swingline Loan from any other Swingline Lender, and (ii) outstanding Swingline Loans may be repaid in such order as the Borrower may elect subject to Section 2.4.(e).

(b) Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent and the Swingline Lender selected by the Borrower to make a Swingline Loan notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the applicable Swingline Lender no later than 12:00 noon Eastern time on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the applicable Swingline Lender by telecopy on the same day of the giving of such telephonic notice. Not later than 2:00 p.m. Eastern time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 5.2. for such borrowing, the applicable Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

(c) Interest. Swingline Loans shall bear interest at a per annum rate equal to Daily Simple SOFR as in effect from time to time plus the Applicable Margin for SOFR Loans or at such other rate or rates as the Borrower and the applicable Swingline Lender may agree from time to time in writing. Interest on a Swingline Loan is solely for the account of the Swingline Lender that made such Swingline Loan (except to the extent a Lender acquires a participating interest in such Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5. with respect to interest on Base Rate Loans (except as the applicable Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan made by such Swingline Lender).

(d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by a Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender that made such Swingline Loans and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the applicable Swingline Lender(s) and the Administrative Agent prior written notice thereof no later than 1:00 p.m. Eastern time on the day prior to the date of such prepayment. The Swingline Loans owing to a Swingline Lender shall, in addition to this Agreement, be evidenced by a Swingline Note in favor of such Swingline Lender.

(e) Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender that made such Swingline Loan and, in any event, within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as a Swingline Lender and the Borrower may agree in writing with respect to Swingline Loans made by such Swingline Lender). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender that made such Swingline Loan may, on behalf of the Borrower (which hereby irrevocably directs each such Swingline Lender to act on its behalf), request a borrowing of Revolving Loans that are Base Rate Loans from the Revolving Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1.(c) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection. The Swingline Lender so electing to request a borrowing of Revolving Loans shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 12:00 noon Eastern time at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from a Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Not later than 12:00 noon Eastern time on the proposed date of such borrowing, each Revolving Lender will make available to the Administrative Agent at the Principal Office for the account of the applicable Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Revolving Lender. The Administrative Agent shall pay the proceeds of such Revolving Loans to the applicable Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 10.1.(e) or (f), each Revolving Lender shall purchase from the applicable Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Loan Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the applicable Swingline Lender in Dollars and in immediately available funds. A Revolving Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have or claim against the Administrative Agent, any Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1. (e) or (f)), or the termination of any Lender’s Revolving Loan Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the applicable Swingline Lender by any Revolving Lender, such Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Revolving Lender does not pay such amount forthwith upon the applicable Swingline Lender’s demand therefor, and until such time as such Revolving Lender makes the required payment, the applicable Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Lenders to purchase a participation therein). Further, such Revolving Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the applicable Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Revolving Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.5. Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans of the applicable Class;

(ii) during such periods as such Loan is a Daily Simple SOFR Loan, at Daily Simple SOFR for such Loan, plus the Applicable Margin for SOFR Loans of the applicable Class;

(iii) during such periods as such Loan is a Term SOFR Loan, at Term SOFR for such Loan for the Interest Period therefor, plus the Applicable Margin for SOFR Loans of the applicable Class;

(iv) if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.2.; and

(v) if such Loan is a SOFR Margin Loan, at Term SOFR for such Loan for the Interest Period therefor plus the SOFR Margin quoted by the Lender making such Loan in accordance with Section 2.2.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Class of Lenders and each Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Class of Loans made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.6. Number of Interest Periods.

There may be no more than fifteen (15) different Interest Periods for Term SOFR Loans and Bid Rate Loans, collectively, outstanding at the same time.

Section 2.7. Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Loan Termination Date.

(b) Bid Rate Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

(c) Term Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Term Loan Maturity Date.

Section 2.8. Prepayments.

(a) Optional. Subject to Section 4.4., the Borrower may prepay any Loan (other than a Bid Rate Loan) at any time without premium or penalty. Except as required to comply with the provisions of Section 2.8.(b)(ii), a Bid Rate Loan may only be prepaid with the prior written consent of the Lender holding such Bid Rate Loan. The Borrower shall give the Administrative Agent prior written notice of the prepayment of any Loan on or prior to 12:00 noon Eastern Time on the date of such prepayment (which shall be a Business Day, or, in the case of the prepayment of any SOFR Loans, a U.S. Government Securities Business Day). All payments made pursuant to this clause (a) shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 3:00 p.m. Eastern time on the date stipulated therefor in the written notice of prepayment. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof, or the outstanding principal balance of such Loan, if less.

(b) Mandatory.

(i) Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and Bid Rate Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Loan Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders then holding Revolving Loan Commitments (or if the Revolving Loan Commitments have been terminated, then holding outstanding Revolving Loans, Swingline Loans, Bid Rate Loans and/or Letter of Credit Liabilities), the amount of such excess.

(ii) Bid Rate Facility Overadvance. If at any time the aggregate principal amount of all outstanding Bid Rate Loans exceeds one-half of the aggregate amount of all Revolving Loan Commitments at such time, then the Borrower shall immediately pay to the Administrative Agent for the accounts of the applicable Lenders the amount of such excess.

(iii) Application of Mandatory Prepayments. Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Revolving Loans (applied first to principal outstanding with respect to any Swingline Loans, then to Base Rate Loans, then to Daily Simple SOFR Loans, then to Term SOFR Loans, then to Absolute Rate Loans and then SOFR Margin Loans) and any Reimbursement Obligations pro rata in accordance with Section 3.2., and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. Amounts paid under the preceding subsection (b)(ii) shall be applied in accordance with Section 3.2.(e). If the Borrower is required to pay any outstanding Term SOFR Loans or SOFR Margin Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.9. Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any Term SOFR Loan, elect to maintain such Term SOFR Loan or any portion thereof as a Term SOFR Loan by selecting a new Interest Period for such Term SOFR Loan. Each Continuation of a Term SOFR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 12:00 noon Eastern time on the third U.S. Government Securities Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Term SOFR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any Term SOFR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Continue as a Term SOFR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10. Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a SOFR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into SOFR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 12:00 noon Eastern time 3 Business Days (or, in the case of a Conversion into SOFR Loans, 3 U.S. Government Securities Business Days) prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type and Class of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term SOFR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11. Notes.

(a) Notes. Except in the case of a Lender that has requested not to receive a Revolving Note, the Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed. Except in the case of a Lender that has requested that it not receive a Bid Rate Note, the Bid Rate Loans made by a Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to such Lender. The Swingline Loans made by each Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to such Swingline Lender. Except in the case of a Lender that has requested not to receive a Term Loan Note, the Term Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Term Loan Note, payable to such Lender in a principal amount equal to the amount of its Term Loan Commitment (or Term Loans, as applicable) as originally in effect and otherwise duly completed.

(b) Records. The date, amount, interest rate, Type, Class and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12. Voluntary Reductions of the Commitment.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Loan Commitments (for which purpose use of the Revolving Loan Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Bid Rate Loans and Swingline Loans) or the Term Loan Commitments at any time and from time to time without penalty or premium upon not less than five (5) Business Days (or such shorter period as shall be acceptable to the Administrative Agent) prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof, the applicable Class and the amount of any such reduction (which in the case of any partial reduction of any Commitments of a Class shall not be less than $5,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, the Borrower may not reduce the aggregate amount of any Class of Commitments below $100,000,000 unless the Borrower is terminating the Commitments of such Class in full. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each applicable Lender of the proposed termination or Commitment reduction. Any Commitments, once reduced pursuant to this Section, may not be increased (other than pursuant to the provisions of Section 2.16.), and any Commitments, once terminated pursuant to this Section, may not be reinstated. The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Loan Commitments to the Administrative Agent for the account of the Revolving Lenders, including but not limited to any applicable compensation due to each Revolving Lender in accordance with Section 4.4.

Section 2.13. Extension of Maturity Date.

(a) Revolving Loan Termination Date. The Borrower shall have the right, exercisable two times, to extend the Revolving Loan Termination Date in effect as of the date each such right is exercised by six months. The Borrower may exercise each such extension right only by executing and delivering to the Administrative Agent, at least 90 days but not more than 180 days prior to the then current Revolving Loan Termination Date, a written request for such extension (each an “Extension Request”). The Administrative Agent shall notify the Revolving Lenders each time it receives an Extension Request with respect to the Revolving Loan Termination Date promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Loan Termination Date then in effect shall be extended for six months effective upon receipt by the Administrative Agent of an Extension Request to extend the Revolving Loan Termination Date and payment of the applicable fee referred to the following clause (B): (A) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist and (ii) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation and warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation and warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents and (B) the Borrower shall have paid the Fees payable under Section 3.5.(e)(i). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (A)(i) and (A)(ii).

(b) Term Loan Maturity Date. The Borrower shall have the right, exercisable two times, to extend the Term Loan Maturity Date in effect as of the date each such right is exercised by six months. The Borrower may exercise each such extension right only by executing and delivering to the Administrative Agent, at least 90 days but not more than 180 days prior to the then current Term Loan Maturity Date, an Extension Request. The Administrative Agent shall notify the Term Loan Lenders each time it receives an Extension Request with respect to the Term Loan Maturity Date promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Term Loan Maturity Date then in effect shall be extended for six months effective upon receipt by the Administrative Agent of an Extension Request to extend the Term Loan Maturity Date and payment of the applicable fee referred to the following clause (B): (A) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist and (ii) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation and warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation and warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents and (B) the Borrower shall have paid the Fees payable under Section 3.5.(e)(ii). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (A)(i) and (A)(ii).

Section 2.14. Expiration Date of Letters of Credit Past Revolving Loan Commitment Termination.

If on the date the Revolving Loan Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder with respect to which the Borrower has not complied with the conditions set forth in the second proviso of the second sentence of Section 2.3.(b), the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Revolving Lenders and the Issuing Banks, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the aggregate Stated Amount of such Letters of Credit for deposit into the Letter of Credit Collateral Account.

Section 2.15. Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Revolving Lender shall be required to make a Revolving Loan, no Revolving Lender shall make any Bid Rate Loan, the Issuing Banks shall not be required to issue a Letter of Credit and no reduction of the Revolving Loan Commitments pursuant to Section 2.12. shall take effect, if immediately after the making of such Revolving Loan, the issuance of such Letter of Credit or such reduction in the Revolving Loan Commitments:

(a) the aggregate principal amount of all outstanding Revolving Loans, Bid Rate Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Loan Commitments at such time; or

(b) the aggregate principal amount of all outstanding Bid Rate Loans would exceed 50.0% of the aggregate amount of the Revolving Loan Commitments at such time.

Section 2.16. Increase in Commitments.

The Borrower shall have the right to request (i) increases in the aggregate amount of the Revolving Loan Commitments, (ii) prior to the Availability Termination Date, increases in the aggregate amount of the Term Loan Commitments, (iii) the making of additional Term Loans (“Additional Term Loans”), and (iv) the making of one or more additional term loan tranches (together with any Additional Term Loans, “Incremental Term Loans”), in each case by providing written notice to the Administrative Agent, which notice shall specify the Class to be increased and shall be irrevocable once given; provided, however, that after giving effect to any such increases and Incremental Term Loans, the aggregate amount of the Commitments and term loans (including the Term Loans and any Incremental Term Loans) hereunder shall not exceed $3,000,000,000. Each such increase in the Commitments or Incremental Term Loans must be an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof (or, in each case, in such less amounts as may be acceptable to the Administrative Agent and the Borrower). The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments and Incremental Term Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments and Incremental Term Loans among such existing Lenders of such Class and/or other banks, financial institutions and other institutional lenders, in each case, as reasonably agreed to by the Administrative Agent and the Borrower; provided that any increase in the Revolving Loan Commitments to be provided by a Person that is not then a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund shall be subject to the consent of each Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed). No Lender shall be obligated in any way whatsoever to increase its Commitment, provide a new Commitment or make an Incremental Term Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase or Incremental Term Loan must be an Eligible Assignee. If a new Lender becomes a party to this Agreement as a Revolving Lender, or if any existing Lender is increasing its Revolving Loan Commitment, such Lender shall on the date it becomes a Revolving Lender hereunder (or in the case of an existing Lender, increases its Revolving Loan Commitment) (and as a condition thereto) purchase from the other Revolving Lenders its Revolving Loan Commitment Percentage (determined with respect to the Revolving Lenders’ respective Revolving Loan Commitments and after giving effect to the increase of Revolving Loan Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Revolving Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.3.(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 4.4. as a result of the prepayment of any such Revolving Loans. Effecting the increase of the Commitments or making of Incremental Term Loans under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase or making of Incremental Term Loans, (y) the representations and warranties made or deemed made by the Parent, the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation and warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase or making of Incremental Term Loans except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation and warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such increase or Incremental Term Loan and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase or Incremental Term Loan; (ii) if requested by the Administrative Agent, an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) new Notes executed by the Borrower, payable to any new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments or making Incremental Term Loans, in the amount of such Lender’s Commitment or Loans, as applicable, at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments or making of Incremental Term Loans. In connection with any increase in the aggregate amount of the Commitments or making of Incremental Term Loans pursuant to this Section 2.16. any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request. Notwithstanding Section 12.7 hereof, the Administrative Agent and the Borrower may amend the terms of this Agreement as may be necessary to incorporate the terms of any such Commitment increase or Incremental Term Loan with only the consent of the Administrative Agent, the Borrower, the Parent and any Lender increasing its Commitment or Incremental Term Loan.

Section 2.17. Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

Section 2.18. Initial Benchmark Conforming Changes.

In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of an Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1.(a), 2.3.(e) and 2.4.(e) shall be made from the Revolving Lenders, each payment of the fees under Section 3.5.(b), the first sentence of Section 3.5.(c), and Section 3.5.(e)(i) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Loan Commitments under Section 2.12. shall be applied to the respective Revolving Loan Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Loan Commitments; (b) each borrowing from the Term Loan Lenders under Section 2.1.(b) shall be made from the Term Loan Lenders, each payment of the fees under Section 3.5.(e)(ii) and Section 3.5(f) shall be made for the account of the Term Loan Lenders, and each termination or reduction of the amount of the Term Loan Commitments under Section 2.12. shall be applied to the respective Term Loan Commitments of the Term Loan Lenders, pro rata according to the amounts of their respective Term Loan Commitments; (c) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Loan Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with their respective Revolving Loan Commitments; (d) each payment or prepayment of principal of Term Loans shall be made for the account of the Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (e) each payment of interest on any Class of Loans shall be made for the account of the Lenders of such Class, as applicable, pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders of such Class; (f) the making, Conversion and Continuation of Loans of a particular Type and Class (other than Conversions provided for by Sections 4.1.(c) and 4.5.) shall be made pro rata among the Lenders according to the amounts of their respective Revolving Loans or Term Loans, as the case may be, and the then current Interest Period for each Lender’s portion of each such Loan of such Type and Class shall be coterminous; (g) each prepayment of principal of Bid Rate Loans by the Borrower pursuant to Section 2.8.(b)(iii) shall be made for the account of the Revolving Lenders then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Revolving Lender; (h) the Revolving Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.4., shall be in accordance with their respective Revolving Loan Commitment Percentages; and (i) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3., shall be in accordance with their respective Revolving Loan Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the applicable Swingline Lender only (except to the extent any Revolving Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.4.(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.5., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.

(a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.

(b) Facility Fees. During the period from the Effective Date to but excluding the Revolving Loan Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders a facility fee equal to the daily aggregate amount of the Revolving Loan Commitments (whether or not utilized) times a rate per annum equal to the Applicable Facility Fee. Such fee shall be payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Loan Termination Date or any earlier date of termination of the Revolving Loan Commitments or reduction of the Revolving Loan Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Revolving Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(c) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for SOFR Loans that are Revolving Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to the applicable Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank equal to one-eighth of one percent (0.125%) of the initial Stated Amount of such Letter of Credit; provided, however, in no event shall the aggregate amount of such fee in respect of any Letter of Credit be less than $1,000. The fees provided for in this subsection shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Revolving Loan Termination Date, (iii) on the date the Revolving Loan Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit. The Borrower shall pay directly to the applicable Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by the applicable Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any other transaction relating thereto.

(d) Bid Rate Loan Fees. The Borrower agrees to pay to the Administrative Agent a fee equal to $2,000 at the time of each Bid Rate Quote Request made hereunder for services rendered by the Administrative Agent in connection with the Bid Rate Loans.

(e) Extension Fee.

(i) If the Borrower exercises its right to extend the Revolving Loan Termination Date in accordance with Section 2.13.(a), the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (x) in connection with the first such extension, a fee equal to one-twentieth of one percent (0.050%) of the amount of such Revolving Lender’s Revolving Loan Commitment (whether or not utilized) at such time and (y) in connection with the second such extension, a fee equal to three-fortieths of one percent (0.075%) of the amount of such Revolving Lender’s Revolving Loan Commitment (whether or not utilized) at such time. The extension fee set forth in clause (x) of the immediately preceding sentence shall be paid prior to, and as a condition to, the first extension pursuant to such Section, and the extension fee set forth in clause (y) of the immediately preceding sentence shall be paid prior to, and as a condition to, the second extension pursuant to such Section.

(ii) If the Borrower exercises its right to extend the Term Loan Maturity Date in accordance with Section 2.13.(b), the Borrower agrees to pay to the Administrative Agent for the account of each Term Loan Lender (x) in connection with the first such extension, a fee equal to one-twentieth of one percent (0.050%) of the outstanding principal amount of such Term Loan Lender’s Term Loan at such time and (y) in connection with the second such extension, a fee equal to three-fortieths of one percent (0.075%) of the outstanding principal amount of such Term Loan Lender’s Term Loan at such time. The extension fee set forth in clause (x) of the immediately preceding sentence shall be paid prior to, and as a condition to, the first extension pursuant to such Section, and the extension fee set forth in clause (y) of the immediately preceding sentence shall be paid prior to, and as a condition to, the second extension pursuant to such Section.

(f) Ticking Fee. For the period from the date that is ninety-one (91) days after the Effective Date until the Availability Termination Date, the Borrower shall pay to the Administrative Agent for the account of each Term Loan Lender in accordance with the amount of its Term Loan Commitment Percentage, a ticking fee equal to the daily aggregate amount of the Term Loan Commitments multiplied by a per annum rate equal to one-eighth of one percent (0.125%). Such fee shall be payable quarterly in arrears on the first day of each January, April, July and October during the Availability Period and on the Availability Termination Date or any earlier date of termination of the Term Loan Commitments or reduction of the Term Loan Commitments to zero. The Borrower acknowledges that such fee is a bona fide ticking fee and is intended as reasonable compensation to the Term Loan Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(g) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5.(a)(i) through (iv) and, with respect to Swingline Loans, in Section 2.4.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8. Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of account shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9. Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Requisite Lenders, “Requisite Revolving Lenders” and “Requisite Term Loan Lenders”. The rights and remedies of the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the other Lenders against a Defaulting Lender under this Section are in addition to any other rights and remedies such parties may have against such Defaulting Lender under this Agreement, any of the Loan Documents, Applicable Law or otherwise.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or any Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.3.(j) in respect of Letters of Credit, in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with their respective Revolving Loan Commitment Percentages (determined without giving effect to the immediately following subsection (d)) and all Term Loans are held in accordance with the Term Loan Commitment Percentages, as applicable. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive the Fees payable under Section 3.5.(b) or Section 3.5(f) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Fee to a Defaulting Lender that otherwise would have been required to have been paid to such Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5.(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Loan Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank and each Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or such Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Loan Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 12.22., no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral, Repayment of Swingline Loans.

(i) If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in this subsection, which prepayment and/or cash collateralization may be provided by a borrowing of Revolving Loans if the applicable conditions contained in Article V. would permit the making of Revolving Loans.

(ii) At any time that there shall exist a Defaulting Lender, within 1 Business Day following the written request of the Administrative Agent or the applicable Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued and outstanding at such time, which prepayment and/or cash collateralization may be provided by a borrowing of Revolving Loans if the applicable conditions contained in Article V. would permit the making of Revolving Loans.

(iii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such

Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce an Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the applicable Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

(f) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lenders and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with their respective Revolving Loan Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)) and the Term Loans to be held by the Term Loan Lenders in accordance with their respective Term Loan Commitment Percentages, as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) each Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) each Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 3.10. Taxes; Foreign Lenders.

(a) Issuing Banks. For purposes of this Section, the term “Lender” includes the Issuing Banks and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation as Administrative Agent.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section 3.10.), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.10. with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Administrative Agent Documentation. If any successor or supplemental Administrative Agent becomes a party hereto that is a United States person, such successor or supplemental Administrative Agent shall deliver to the Borrower two duly completed copies of IRS Form W-9, certifying that such Administrative Agent is exempt from U.S. federal backup withholding and that it is a “U.S. Person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. Any successor or supplemental Administrative Agent that is not a United States person, shall deliver to the Borrower two duly completed copies of IRS Form W-8IMYcertifying that it is either (A) a “U.S. branch” within the meaning of US Treasury Regulation Section 1.1441-1(b)(2)(iv)(A) or (B) a “qualified intermediary” that assumes primary withholding responsibility under Chapter 3 and Chapter 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others, with the effect that the Borrower may make payments to the Administrative Agent to the extent such payments are received by the Administrative Agent as an intermediary without deduction or withholding of any Taxes imposed by the United States.

(j) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(k) PATRIOT Act Notice; Compliance. In order for the Administrative Agent to comply with the PATRIOT Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

(l) FATCA Determination. For purposes of determining withholding Taxes imposed under FATCA, from and after March 2, 2017, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1. Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued or taking effect after the Effective Date (including any Regulatory Change and, for the avoidance of doubt, giving effect to the last sentence of the definition thereof) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital and liquidity), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital or liquidity is allocable to such Lender’s or such Participant’s obligations hereunder.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, but without duplication, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any Loans bearing interest at a rate based on Term SOFR or Daily Simple SOFR (as used in this Section “Specified SOFR Loans”) or SOFR Margin Loans or its obligation to make any Specified SOFR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Specified SOFR Loans or SOFR Margin Loans or such obligation or the maintenance by such Lender of capital or liquidity in respect of its Specified SOFR Loans or SOFR Margin Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Specified SOFR Loans or SOFR Margin Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on SOFR Loans or SOFR Margin Loans is determined to the extent utilized when determining Term SOFR or Daily Simple SOFR, as applicable, for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder), (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy), or (iv) imposes on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c) Lender’s Suspension of SOFR Loans and SOFR Margin Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on SOFR Loans or SOFR Margin Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes SOFR Loans or SOFR Margin Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, SOFR Loans and/or the obligation of a Lender that has outstanding a Bid Rate Quote to make SOFR Margin Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(d) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the applicable Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by any Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by such Issuing Bank or such Lender, the Borrower shall pay immediately to such Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by such Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.

(e) Notification and Determination of Additional Costs. Each of the Administrative Agent, each Issuing Bank, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Issuing Bank, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent). The Administrative Agent, each Issuing Bank, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of an Issuing Bank, a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Issuing Bank, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error, provided that such determinations are made on a reasonable basis and in good faith. Notwithstanding anything to the contrary contained in the preceding subsections of this Section 4.1., the Borrower shall not be required to compensate any Lender for any such increased costs or reduced return incurred by such Lender more than one-hundred-eighty (180) days prior to such Lender’s written request to the Borrower for such compensation (except that if the event giving rise to the increased costs or reduced return is retroactive, then the one-hundred-eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.2. Suspension of SOFR Loans and SOFR Margin Loans.

(a) Circumstances Affecting SOFR Availability. Subject to clause (b) below, in connection with any request for a SOFR Loan, a Conversion to or Continuation thereof, a Bid Rate Quote with respect of a SOFR Margin Loan or otherwise, if for any reason (i) reasonable and adequate means do not exist for the ascertaining Daily Simple SOFR pursuant to the definition thereof with respect to a proposed Daily

Simple SOFR Loan or Term SOFR for such Interest Period with respect to a proposed Term SOFR Loan or (ii) the Requisite Lenders shall determine that Daily Simple SOFR or Term SOFR, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining any such Loan during, with respect to Term SOFR, such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make SOFR Loans (or SOFR Margin Loans in respect of an outstanding Bid Rate Quote) and the right of the Borrower to Convert any Loan to or Continue any Loan as a SOFR Loan shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent revokes any such notice. Upon receipt of such notice, the Borrower may revoke any pending request for the borrowing of, Conversion to or Continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such SOFR Loan together with accrued interest thereon (subject to Section 3.7)) (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, on the last day of the then current Interest Period applicable to such Term SOFR Loan; or (B) Convert the then outstanding principal amount of each such SOFR Loan to a Base Rate Loan (with Base Rate determined other than by reference to Term SOFR) (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, as of the last day of such Interest Period.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.2.(b)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.

(B)No Derivatives Contract shall be deemed to be a “Loan Document” for purposes of this Section 4.2.(b).

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time in its reasonable discretion in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.2.(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.2.(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.2.(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including Term SOFR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, Conversion to or Continuation of any affected SOFR Loans to be made, Converted or Continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have Converted any such request into a request for a borrowing of or Conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been Converted to Base Rate Loans (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, (a) if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain SOFR Loans hereunder and/or (b) if any Lender that has an outstanding Bid Rate Quote shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain SOFR Margin Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, SOFR Loans shall be suspended and/or such Lender’s obligation to make SOFR Margin Loans shall be suspended, in each case, until such time as such Lender may again make and maintain SOFR Loans or SOFR Margin Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a SOFR Loan or a Bid Rate Loan, or Conversion of a Term SOFR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2. to be satisfied) to borrow a SOFR Loan or a Bid Rate Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a SOFR Loan or Continue a Term SOFR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, (i) in the case of a Term SOFR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such Term SOFR Loan for the remainder of the Interest Period at the rate applicable to such Term SOFR Loan, less (B) the amount of interest that would accrue on the same Term SOFR Loan for the same period if Term SOFR were set on the date on which such Term SOFR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such Term SOFR Loan, as applicable, calculating present value by using as a discount rate Term SOFR quoted on such date and (ii) in the case of a Bid Rate Loan, the sum of such losses and expenses as the Lender or Designated Lender who made such Bid Rate Loan may reasonably incur by reason of such prepayment, including without limitation any losses or expenses incurred in obtaining, liquidating or employing deposits from third parties. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 4.5. Treatment of Affected Loans.

(a) If the obligation of any Lender to make SOFR Loans or to Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s SOFR Loans shall be automatically Converted into Base Rate Loans (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, on the last day(s) of the then current Interest Period(s) for SOFR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender may specify to the Borrower in writing (with a copy to the Administrative Agent)) and, unless and until such Lender gives written notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:

(i) to the extent that such Lender’s SOFR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or Continued by such Lender as SOFR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into SOFR Loans shall remain as Base Rate Loans.

If such Lender gives written notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1.(c) or 4.3. that gave rise to the Conversion of such Lender’s SOFR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding SOFR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments of the applicable Class.

(b) If the obligation of a Lender to make SOFR Margin Loans shall be suspended pursuant to Section 4.1.(c) or 4.2., then the SOFR Margin Loans of such Lender shall be automatically due and payable on such date as such Lender may specify to the Borrower by written notice with a copy to the Administrative Agent.

Section 4.6. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make SOFR Loans or to Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended pursuant to Section 4.1.(c) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, (c) a Lender becomes a Defaulting Lender or (d) a Lender becomes a Non-Consenting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment and/or Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.3. (j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1. or 4.4.) with respect to any period up to the date of replacement. In connection with any such assignment under this Section 4.6, such Affected Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption; provided that such Affected Lenders’ failure to execute an Assignment and Assumption within five (5) Business Days after written request by the Borrower shall not prevent the effectiveness of such assignment.

Section 4.7. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8. Assumptions Concerning Funding of SOFR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded SOFR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such SOFR Loans in an amount equal to the amount of the SOFR Loans and, in the case of Term SOFR Loans, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its SOFR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1. Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) Revolving Notes, Term Loan Notes and Bid Rate Notes executed by the Borrower, payable to each applicable Lender (including any Designated Lender, if applicable), other than any Lender that has requested that it not receive a Note, and complying with the terms of Section 2.11.(a) and the Swingline Note executed by the Borrower;

(iii) the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv) an opinion of outside counsel to the Parent, the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may reasonably request;

(v) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vi) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(viii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix) a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending September 30, 2026;

(x) a Disbursement Instruction Agreement effective as of the Agreement Date;

(xi) evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid;

(xii) such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(b) In the good faith judgment of the Administrative Agent:

(i) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii) the Parent and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain, enjoin or impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iv) the Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Agreement Date, all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations;

(v) the Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least five (5) Business Days prior to the Agreement Date; and

(vi) there shall not have occurred or exist any material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2. Conditions Precedent to All Loans and Letters of Credit.

The obligations of (i) the Lenders to make any Loans and (ii) the Issuing Banks to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.15. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party (excluding in the case of any Credit Event occurring after the Effective Date, the representations and warranties contained in clause (i) of Section 6.1.(h) and in the first sentence of Section 6.1.(k)), shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) in the case of the borrowing of Revolving Loans or Term Loans, the Administrative Agent shall have received a timely Notice of Borrowing, or in the case of a Swingline Loan, the Administrative Agent and applicable Swingline Lender shall have received a timely Notice of Swingline Borrowing.

Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article V. that have not been waived in accordance with the terms of this Agreement have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for initial Loans set forth in Sections 5.1. and 5.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of an Issuing Bank, to issue Letters of Credit, each of the Parent and the Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each Lender, on the Effective Date, on each Representation and Warranty Date and on each other date as may be expressly set forth in the Loan Documents as follows:

(a) Organization; Power; Qualification. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect. None of the Borrower, any other Loan Party or any other Subsidiary is an EEA Financial Institution.

(b) Ownership Structure. Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent, setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule (A), each of the Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens of the type described in clause (e) of the definition of the term “Permitted Liens”), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letter to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (1) the organizational documents of any Loan Party, or (2) any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, the violation of which indenture, agreement or other instrument could reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Banks.

(e) Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f) Properties; Liens. Contained in the 10-K of the Parent filed with the Securities and Exchange Commission on February 13, 2026, as supplemented by the 10-Q of the Parent filed with the Securities and Exchange Commission on November 6, 2026, is, as of the date of such filing, a complete and correct listing of all material real estate assets of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing, setting forth, for each such Property, the current occupancy status of such Property. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing has good, marketable and legal title to, or a valid leasehold interest in, its respective material real estate assets and good title to its other material assets, except, in each case, for defects, deficiencies or other conditions relating to the title or leasehold which, individually or collectively, are not material to the profitable operation of such assets. Each Property included in the calculations of Unencumbered Asset Value and Unencumbered NOI satisfies all requirements under the Loan Documents for being an Eligible Property.

(g) Existing Indebtedness. Contained in the 10-K of the Parent filed with the Securities and Exchange Commission on February 13, 2026, as supplemented by the 10-Q of the Parent filed with the Securities and Exchange Commission on November 6, 2026, is, as of the date of such filing, a complete and correct listing of all material Indebtedness (including all Guarantees) of each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing. As of such filing date, the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness, except for such non-compliance, default and/or event of default as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Litigation. Except as set forth on Schedule 6.1.(h), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor, to the knowledge of any Loan Party, is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(i) Taxes. All federal, state and other material tax returns of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of any of the foregoing is under audit. All charges, accruals and reserves on the books of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing in respect of any taxes or other governmental charges are in accordance with GAAP.

(j) Financial Statements. The Parent has furnished to each Lender (i) copies of the audited consolidated balance sheet of the Parent and its Consolidated Subsidiaries for the fiscal years ended December 31, 2024 and December 31, 2025, and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years ended on such dates, with the opinion thereon of KPMG LLP and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2026 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Parent and its consolidated Subsidiaries for the three fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved and in all material respects, the consolidated financial position of the Parent and its Consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods. Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required in accordance with GAAP to be set forth in its financial statements or notes thereto, which are not referred to or reflected or provided for in said financial statements.

(k) No Material Adverse Change. Since December 31, 2025, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing is Solvent.

(l) ERISA.

(i) Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the

Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Parent and the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. As of the most recent valuation date, the “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Parent or the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would reasonably be expected to subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(m) Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Environmental Laws. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, neither the Parent nor the Borrower is aware of, nor has any Loan Party or any Subsidiary received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which, with respect to any Loan Party or any of the respective Subsidiaries of any Loan Party, could reasonably be expected to unreasonably interfere with or prevent compliance or continued compliance with Environmental Laws, or could reasonably be expected to give rise to any common-law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, or any Hazardous Material. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending, or, to the Parent’s or the Borrower’s knowledge, threatened, against any Loan Party or any respective Subsidiary of any Loan Party relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Eligible Properties is, and, except to the extent all such listings referenced in this sentence, when taken together, could reasonably be expected to result in a Material Adverse Effect, no other Property is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Parent’s and/or the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(o) Investment Company. None of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(p) Margin Stock. None of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(q) Affiliate Transactions. None of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing is a party to or bound by any agreement or arrangement with any Affiliate except as permitted by Section 9.8.

(r) Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of any of the foregoing, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing that could reasonably be expected to have a Material Adverse Effect.

(s) Business. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing are engaged in the business of owning, managing and developing community and neighborhood shopping centers, together with other business activities incidental thereto.

(t) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing ancillary to the transactions contemplated hereby.

(u) Accuracy and Completeness of Information. None of the written information, reports and other papers and data (excluding financial projections and other forward looking statements), taken as a whole as of the delivery date thereof, furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing, in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Parent, the Borrower, any other Loan Parties, if any, or any of the respective Subsidiaries of the foregoing, or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of each of the foregoing in connection with or relating an any way to this Agreement present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing that have been or may hereafter be made available to the Administrative Agent or any Lender were prepared in good faith based on reasonable assumptions, it being understood that projections as to future events are not viewed as facts and that the actual results may vary from such projections and such variances may be material. No fact is known to any Loan Party which has had, or could reasonably be expected to have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders, including, without limitation, pursuant to Section 8.4.(h).

(v) Not Plan Assets; No Prohibited Transactions. None of the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(w) Anti-Corruption Laws and Sanctions; Anti-Money Laundering Laws.

(i) None of (A) the Parent, the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, or employees or (B) to the knowledge of the Borrower, any agent or representative of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Loans, (I) is a Sanctioned Person or currently the subject or target of any Sanctions, (II) has its assets located in a Sanctioned Country, (III) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (IV) directly or indirectly knowingly derives revenues from investments in, or transactions with, Sanctioned Persons.

(ii) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Parent, the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and controlled Affiliates with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(iii) Each of the Parent, the Borrower and its Subsidiaries, and, to the knowledge of the Borrower, director, officer and employee of the Parent, the Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(iv) No proceeds of any Loan or Letter of Credit have been used by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents directly or, to the knowledge of the Borrower, indirectly, in violation of Section 9.12.

(x) REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(y) Outbound Investment Rules. No Loan Party is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. No Loan Party currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower was a U.S. Person or (iii) any other activity that would cause the Lenders to be in violation of the Outbound Investment Rules or cause the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of each Representation and Warranty Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.7., the Parent and the Borrower shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.4., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law.

(a) The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply or obtain could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Parent, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (i) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (ii) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

Section 7.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and obsolescence excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4. Conduct of Business.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1.(s) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date.

Section 7.5. Insurance.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Parent and the Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered.

Section 7.6. Payment of Taxes and Claims.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP to the extent required by GAAP.

Section 7.7. Books and Records; Inspections.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Parent if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Parent and the Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their reasonable costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. If requested by the Administrative Agent during the existence of a Default or Event of Default, the Parent and the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Parent and the Borrower, any other Loan Party or any other Subsidiary with the Parent’s and the Borrower’s accountants.

Section 7.8. Use of Proceeds.

The Borrower will use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions otherwise permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries; and (d) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans.

Section 7.9. Environmental Matters.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10. Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.11. REIT Status.

The Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 7.12. Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the NYSE American or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 7.13. Guarantors.

(a) Within fifteen (15) days following the date on which any of the following conditions applies to any Subsidiary or Unconsolidated Affiliate that is not already a Guarantor, the Parent and the Borrower shall cause such Subsidiary or Unconsolidated Affiliate to execute and deliver an Accession Agreement and the items that would have been delivered under subsections (iv) through (viii) of Section 5.1.(a) if such Subsidiary or Unconsolidated Affiliate had been a Guarantor on the Agreement Date:

(i) such Person Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of (1) the Parent; (2) the Borrower; (3) any other Subsidiary of the Parent, the Borrower or any other Person (except (x) in the case of an Unconsolidated Affiliate Guaranteeing, or otherwise becoming obligated in respect of, Indebtedness of another Unconsolidated Affiliate and (y) in the case of an Excluded Subsidiary Guaranteeing, or otherwise becoming obligated in respect of, Indebtedness of another Excluded Subsidiary); or

(ii) such Person is an RD Entity, unless the Unencumbered Asset Value attributable to Eligible Properties owned by Non-Guarantor RD Entities (including such RD Entity) does not exceed 10.0% of the Unencumbered Asset Value; provided, that if the aggregate Unencumbered Asset Value attributable to Eligible Properties owned by Non-Guarantor RD Entities (including such RD Entity) exceeds 10% of the Unencumbered Asset Value, then, at the option of the Borrower, either (I) the applicable Non-Guarantor RD Entity shall become a Guarantor hereunder within fifteen (15) or (II) (x) the Indebtedness of such Non-Guarantor RD Entity shall be treated as Secured Indebtedness for purposes of calculating the financial covenants and (y) the Eligible Properties owned directly or indirectly by such Non-Guarantor RD Entity shall not be considered in the calculation of Unencumbered Asset Value.

(b) The Borrower may request in writing that the Administrative Agent release a Guarantor from the Guaranty, and upon receipt of such written request by the Administrative Agent, such Guarantor shall be automatically released from the Guaranty without the need for the execution or delivery of any other document by any other Person so long as the Borrower provides a written certificate together with such written notice certifying that: (i) such Guarantor is not the Parent; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; and (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents.

ARTICLE VIII. INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.7., the Parent or the Borrower, or the Parent and the Borrower, as applicable, shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1. Quarterly Financial Statements.

As soon as available and in any event within 50 days after the end of each of the first, second and third fiscal quarters of the Parent (or, if earlier, within 10 days after the same is required to be filed with the Securities and Exchange Commission) commencing with the fiscal quarter ending March 31, 2027, the unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, and cash flows of the Parent and its Consolidated Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Consolidated Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2. Year-End Statements.

As soon as available and in any event within 90 days after the end of each fiscal year of the Parent (or, if earlier, within 10 days after the same is required to be filed with the Securities and Exchange Commission) commencing with the fiscal year ended December 31, 2026, the audited consolidated balance sheet of the Parent and its Consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Consolidated Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of KPMG LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be unqualified and in scope and substance satisfactory to the Administrative Agent.

Section 8.3. Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit P (a “Compliance Certificate”) executed on behalf of the Parent by the chief financial officer of the Parent (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Section 9.1.; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent with respect to such event, condition or failure. Each Compliance Certificate shall include (i) a reasonably detailed list of all Properties included in the calculations of Unencumbered NOI and Unencumbered Asset Value for the fiscal period covered by such Compliance Certificate, (ii) statements of Funds From Operations and Core Operating Earnings for the fiscal period covered by such Compliance Certificate, and (iii) a report listing Properties acquired in the most recently ended fiscal quarter setting forth for each such Property the purchase price and Net Operating Income for such Property and indicating whether such Property is collateral for any Indebtedness of the owner of such Property that is secured in any manner by any Lien and, if so, a description of such Indebtedness.

Section 8.4. Other Information.

(a) [Reserved];

(b) Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c) Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all material press releases issued by the Parent, the Borrower, any other Subsidiary or any other Loan Party;

(d) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(e) [Reserved];

(f) To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(g) A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Parent or the Borrower promptly after the effectiveness thereof;

(h) Prompt notice of (i) [reserved], (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (ii) and (iii), has had, or could reasonably be expected to have, a Material Adverse Effect;

(i) Promptly upon a Responsible Officer of the Parent or any Loan Party obtaining knowledge thereof, notice of the occurrence of any Default or Event of Default;

(j) [Reserved];

(k) Prompt notice if the Parent, the Borrower, any other Loan Party, or any Subsidiary of any of the foregoing receives notification from any Governmental Authority alleging violation of any Applicable Law or any inquiry shall have been received by the Parent, the Borrower, any other Loan Party, or any Subsidiary of the foregoing from any Governmental Authority which, in either case, could reasonably be expected to have a Material Adverse Effect;

(l) Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(m) Promptly, upon the Borrower becoming aware of any change in the Borrower’s Credit Rating, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(n) Promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender;

(o) [Reserved];

(p) Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding;

(q) [Reserved];

(r) [Reserved]; and

(s) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of the foregoing as the Administrative Agent or any Lender may reasonably request.

Section 8.5. Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or any Issuing Bank) pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or the Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 12:00 noon Eastern time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 8.3. to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 8.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Notwithstanding anything to the contrary herein, documents required to be delivered pursuant to Article II. may be delivered (i) electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent or (ii) by e-mail; provided that any document or notice delivered by the Borrower through e-mail shall include an executed copy of any applicable Exhibit form or other form document required under Article II. as an attachment thereto.

Section 8.6. Public/Private Information.

The Parent and the Borrower shall cooperate with the reasonable requests of the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Parent and/or the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Parent and/or the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Parent and/or the Borrower, as applicable, shall designate Information Materials (a) that are either available to the public or not material with respect to the Parent and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. The Administrative Agent, the Parent and the Borrower acknowledge and agree that the Parent is obligated to file reports under the Securities Act. All Information Materials filed with or furnished to the Securities and Exchange Commission pursuant to the Securities Act, or filed by, or on behalf of, the Parent with the Securities and Exchange Commission pursuant to the Securities Act, distributed by, or on behalf of, the Parent or the Borrower by press release through a widely disseminated news or wire service, or otherwise expressly designated by the Parent or the Borrower as Public Information are hereby designated as Public Information, and all other Information Materials are hereby designated as Private Information.

Section 8.7. USA Patriot Act Notice; Compliance.

The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws or Anti-Corruption Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws or Anti-Corruption Laws.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.7., the Parent and the Borrower shall comply with the following covenants:

Section 9.1. Financial Covenants.

(a) [Intentionally Omitted.]

(b) Ratio of Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Total Asset Value to exceed 0.60 to 1.00 as of the last day of any fiscal quarter; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(b) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and at any time during the four subsequent consecutive fiscal quarters thereafter (“Total Leverage Ratio Increase Period”), (b) at least one full fiscal quarter has elapsed between the end of the most recent Total Leverage Ratio Increase Period and the beginning of the next Total Leverage Ratio Increase Period and (c) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time. For purposes of calculating such ratio, (A) Indebtedness shall be adjusted by deducting an amount equal to the lesser of (1) the amount by which Unrestricted Cash exceeds $30,000,000 and (2) the amount of Indebtedness that by its terms is scheduled to mature within 24 months, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Indebtedness is adjusted under the preceding clause (A).

(c) Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Parent shall not permit the ratio of (i) Unsecured Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Unencumbered Asset Value to exceed 0.60 to 1.00 as of the last day of any fiscal quarter; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(c) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and at any time during the four subsequent consecutive fiscal quarters thereafter (“Unsecured Leverage Ratio Increase Period”), (b) at least one full fiscal quarter has elapsed between the end of the most recent Unsecured Leverage Ratio Increase Period and the beginning of the next Unsecured Leverage Ratio Increase Period and (c) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time.

(d) Ratio of Adjusted EBITDA to Fixed Charges. The Parent shall not permit the ratio of (i) Adjusted EBITDA of the Parent and its Consolidated Subsidiaries for the period of four fiscal quarters most recently ended to (ii) Fixed Charges for the period of four fiscal quarters most recently ended, to be less than 1.50 to 1.00 as of the last day of such period of four fiscal quarters.

(e) Ratio of Secured Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Secured Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Total Asset Value to exceed 0.35 to 1.00 as of the last day of any fiscal quarter. For purposes of calculating such ratio, (A) Secured Indebtedness shall be adjusted by deducting an amount equal to the lesser of (1) the amount by which Unrestricted Cash exceeds $30,000,000 and (2) the amount of Secured Indebtedness that by its terms is scheduled to mature within 24 months, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Secured Indebtedness is adjusted under the preceding clause (A).

(f) [Intentionally Omitted].

(g) [Intentionally Omitted].

(h) Dividends and Other Restricted Payments. If an Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person; provided that (i) Subsidiaries of the Borrower may make Restricted Payments to the Borrower and (ii) the Borrower may declare and make cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.11.

Section 9.2. Negative Pledge.

(a) Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b) Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Parent, the Borrower, such Loan Party or such other Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale or (iii) an agreement that evidences Unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to, or less restrictive than, those restrictions contained in the Loan Documents.

Section 9.3. Restrictions on Intercompany Transfers.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary or (b) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) and (b) those encumbrances or restrictions contained in any Loan Document or in any other agreement (A) evidencing Unsecured Indebtedness that the Borrower, any other Loan Party or any other Subsidiary may create, incur, assume or permit or suffer to exist under this Agreement and (B) containing encumbrances and restrictions imposed in connection with such Unsecured Indebtedness that are either substantially similar to, or less restrictive than, such encumbrances and restrictions set forth in the Loan Documents, (ii) with respect to clause (b), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business, (iii) with respect to clauses (a) and (b), in the case of a Subsidiary that is not a Wholly Owned Subsidiary, restrictions contained in the organizational documents of, or other agreements governing an Investment in, such Subsidiary arising after the date hereof to the effect that any such dividends, distributions, loans, advances or transfers of property must be on fair and reasonable terms and on an arm’s length basis, (iv) with respect to clauses (a) and (b), restrictions existing by reason of Applicable Law, (v) with respect to clauses (a) and (b), restrictions in agreements evidencing or governing Secured Indebtedness provided that such restrictions apply only to the assets encumbered by the Liens securing such Indebtedness, (vi) with respect to clauses (a) and (b), restrictions contained in any agreement relating to the sale, transfer or disposition of a Subsidiary or assets of a Subsidiary so long as such restrictions apply only to such Subsidiary or assets that are subject to the sale or disposition and (vii) with respect to clauses (a) and (b), customary restrictions on transfers contained in leases so long as they are limited to the property subject to such lease.

Section 9.4. Merger, Consolidation, Sales of Assets and Other Arrangements.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, (x) all or substantially all of its business or assets, or (y) assets (including Equity Interests) in excess of a Substantial Amount, whether now owned or hereafter acquired; provided, however, that:

(i) any of the actions described in the immediately preceding clauses (a) through (c) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower or the Parent) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(ii) during the term of this Agreement, (A) the Borrower may convey, sell, lease, sublease, transfer or otherwise dispose of assets (including capital stock or other securities of its Subsidiaries) to any other Person so long as the value of such assets does not in the aggregate together with the value of all other assets so conveyed, sold, leased, subleased, transferred or disposed up to such date, constitute a Substantial Amount and (B) the Parent may directly or indirectly convey, sell or transfer equity interests in the Borrower so long as, after giving effect to such conveyance, sale or transfer the Parent shall own and control at least sixty five percent (65.0%) of all partnership interests of the Borrower; provided that, (1) in the case of the foregoing clauses (A) and (B), immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 9.1. and (2)(x) in the case of the foregoing clause (A), if the Borrower conveys, sells, leases, subleases transfers or otherwise disposes of assets (including capital stock or other securities of its Subsidiaries) to any other Person the aggregate value of which, together with all other assets so conveyed, sold, leased, subleased, transferred or disposed in such calendar year, constitutes twenty percent (20.0%) or more of total consolidated assets of the Parent and its Subsidiaries determined on a consolidated basis at such time and (y) in the case of the foregoing clause (B), if the Parent directly or indirectly conveys, sells or transfers equity interests in the Borrower the aggregate amount of which, together with all other equity interests in the Borrower so conveyed, sold or transferred in such calendar year, constitutes twenty percent (20.0%) or more of all partnership interests of the Borrower, then (I) the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days’ prior written notice of such sale, lease, sublease, transfer or other disposition and (II) at the time the Borrower gives notice pursuant to clause (I) above, the Parent shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 9.1., after giving effect to such conveyance, sale, lease, sublease, transfer or other disposition;

(iii) a Person may merge with and into the Parent or the Borrower, so long as (A) the Parent or the Borrower, as the case may be, is the survivor of such merger, (B) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, (C) the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower) and (D) the Borrower shall have delivered to the Administrative Agent such data, certificates, reports, statements, opinions of counsel, documents or further information as the Administrative Agent or any Lender may reasonably request;

(iv) [intentionally omitted];

(v) the Parent, the Borrower, the other Loan Parties, if any, and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business; and

(vi) the Parent, the Borrower, the other Loan Parties, if any, and the other Subsidiaries may sell, transfer or dispose of assets among themselves.

Section 9.5. Plans.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Neither the Parent nor the Borrower shall cause or permit to occur, and neither the Parent or the Borrower shall permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.6. Fiscal Year.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.7. Modifications of Organizational Documents.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 9.8. Transactions with Affiliates.

Neither the Parent nor the Borrower shall permit to exist or enter into, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (i) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Parent, the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (ii) transactions between or among Loan Parties and their Subsidiaries, (iii) compensation, employment and severance arrangements (including stock option plans and employee benefit plans) with officers, directors and employees in the ordinary course of business, (iv) customary fees, reasonable out-of-pocket expenses and indemnities provided to directors, officers, managers, employees and consultants in the ordinary course of business, (v) Restricted Payments permitted to be made under this Agreement, (vi) the Borrower and its Subsidiaries may provide management services, development services and overhead and similar arrangements to Unconsolidated Affiliates in the ordinary course of business and (vii) transactions with Affiliates described on Schedule 9.8 attached hereto.

Section 9.9. Environmental Matters.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a risk to human health, safety or the environment, in each case, which violation, claim or risk could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 9.10. Derivatives Contracts.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than (i) Derivatives Contracts entered into by the Parent, the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Parent, the Borrower, such other Loan Party or such other Subsidiary, (ii) to the extent constituting a “Derivatives Contract”, convertible or exchangeable notes or similar instruments issued by the Parent, the Borrower or their Subsidiaries evidencing Indebtedness (such notes or similar instruments, “Convertible Notes”) that include an option or requirement to convert or exchange such instrument, in whole or in part, into or for Equity Interests of the Parent and/or cash in an amount determined by reference to the price of such Equity Interests at a future date and that may be discharged, converted, exchanged, prepaid, repurchased or redeemed by (x) delivery of the Parent’s Equity Interests and/or (y) payments in cash, in whole or in part, so long as, at the time of the issuance of such Convertible Notes and after giving pro forma effect thereto, the Parent and the Borrower are in compliance with the financial covenants set forth in Section 9.1 with respect to the fiscal period most recently ended for which financial statements were required to be delivered hereunder; and (iii) any (x) Permitted Bond Hedge Transactions and/or (y) Permitted Warrant Transactions.

Section 9.11. Outbound Investment Status.

No Loan Party shall:

(a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or

(b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were U.S. Persons or (iii) any other activity that would cause Lenders to be in violation of the Outbound Investment Rules or cause Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 9.12. Use of Proceeds.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of the proceeds of the Loans to (a) purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or (b) to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower shall not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or, to the knowledge of the Borrower, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE X. DEFAULT

Section 10.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. (i) The Borrower shall fail to pay (A) the principal amount of any Loan or any Reimbursement Obligation when due (whether upon demand, at maturity, by reason of acceleration or otherwise) or (B) any interest on any Loans, Fees or other Obligations owing by it when due (whether upon demand, at maturity, by reason of acceleration or otherwise), solely in the case of this clause (B), within five (5) Business Days of the due date therefor, or (ii) any Loan Party (other than the Borrower) shall fail to pay within five (5) Business Days of when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party.

(b) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 7.1. (as it relates to the maintenance of the existence of any Loan Party), Section 8.4.(i) or Article IX.; or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Parent or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d) Indebtedness Cross-Default.

(i) The Parent, the Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable, subject to any applicable grace or cure period, in respect of any Material Indebtedness (x) at the stated maturity thereof (as may be extended in accordance with its terms) or (y) if the effect of which failure is to permit any holder or holders of such Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person to accelerate the maturity of any such Material Indebtedness or require such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

(ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof, other than, in the case of clause (y), Convertible Notes which are prepaid, repurchased, redeemed, converted or exchanged in accordance with the terms thereof prior to their maturity, and not in any case as a result of any breach or violation of the terms of such Convertible Notes; or

(iii) Any other event shall have occurred and be continuing which would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity, provided that any requirement for notice or lapse of time or any other condition has been satisfied, other than Convertible Notes which are prepaid, repurchased, redeemed, converted or exchanged in accordance with the terms thereof and not in any case as a result of any breach or violation of the terms of such Convertible Notes; or

(iv) There occurs an “Event of Default” under and as defined in any Derivatives Contract as to which the Parent, the Borrower, any Loan Party or any of other Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Parent, the Borrower or any of its Subsidiaries is an “Affected Party” (as defined therein), in each case, having a Derivatives Termination Value in the aggregate amount in excess of $125,000,000.

The provisions of the immediately preceding clauses (ii) and (iii) shall not apply to any Secured Indebtedness accelerated or required to be repaid or repurchased prior to the stated maturity thereof as a result of a casualty with respect to, or condemnation of, the Property securing such Secured Indebtedness.

(e) Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any other Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any other Material Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(h) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either

(A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties or any other Subsidiary, $125,000,000 (excluding any judgment or order in relation to Nonrecourse Indebtedness unless the judgment creditor’s recourse with respect to such judgment which does not remain limited to the assets securing such Nonrecourse Indebtedness is in excess of $125,000,000) or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any other Loan Party or any of the respective Subsidiaries of any of the foregoing, which exceeds, individually or together with all other such warrants, writs, executions and processes, $125,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Parent, the Borrower or any other Subsidiary.

(j) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $125,000,000; or

(ii) As of the most recent valuation date, the “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $125,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents, provided that any requirement for notice of lapse of time or any other condition has been satisfied.

(l) Change of Control/Change in Management.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the then outstanding voting stock of the Parent;

(ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or

(iii) If the Parent shall cease for any reason to be the general partner of the Borrower.

Section 10.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the Swingline Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the Swingline Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder.

(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and their Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Parent, the Borrower and their Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e) Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Parent, the Borrower, any other Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 10.3. Remedies Upon Default.

Upon the occurrence of a Default specified in Section 10.1.(f), the Commitments shall immediately and automatically terminate.

Section 10.4. Marshaling; Payments Set Aside.

None of the Administrative Agent, any Issuing Bank, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Issuing Bank, any Lender or any Specified Derivatives Provider, or the Administrative Agent, any Issuing Bank, any Lender or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5. Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Administrative Agent, the Issuing Banks and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees;

(b) payments of interest on Swingline Loans;

(c) payments of interest on all other Loans and Reimbursement Obligations to be applied for the ratable benefit of the Lenders and the Issuing Banks;

(d) payments of principal of Swingline Loans;

(e) payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities, to be applied for the ratable benefit of the Lenders and the Issuing Banks, as the case may be, in such order and priority as the Lenders and the Issuing Banks, as the case may be, may determine in their sole discretion; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account;

(f) amounts due to the Administrative Agent and the Lenders pursuant to Sections 11.6. and 12.10.;

(g) payments of all other Obligations and other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(h) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.6. Letter of Credit Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the applicable Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b) Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d) If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account to be less than the Stated Amount of all Extended Letters of Credit that remain outstanding.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Revolving Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.3.(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Revolving Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Revolving Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Revolving Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f) The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 10.7. Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 10.8. Performance by Administrative Agent.

If the Parent, the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Parent, the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative

Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.9. Rights Cumulative.

(a) Generally. The rights and remedies of the Administrative Agent, the Issuing Banks, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents, the Fee Letter and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, any of the Issuing Banks, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank or Swingline Lender from exercising the rights and remedies that inure to their benefit (solely in their capacity as an Issuing Bank or as a Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 12.4. (subject to the terms of Section 3.3.), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XI. THE ADMINISTRATIVE AGENT

Section 11.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that neither the Parent nor the Borrower is otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Parent, the Borrower, any other Loan Party or any other Affiliate of the Parent or the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2. Wells Fargo as Lender.

Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Parent, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, other Lenders, or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Parent and the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Banks, the other Lenders or any other Specified Derivatives Providers. The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Parent, the Borrower, the other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval or consent is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Parent and/or the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 12.7.(b).

Section 11.4. Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5. Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Parent, the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Parent, the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Parent, the Borrower or other Persons, or to inspect the property, books or records of the Parent, the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders, the Issuing Banks and the Specified Derivatives Providers in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6. Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective pro rata share of the aggregate amount of the Commitments and outstanding Term Loans of all Lenders (or, if the Revolving Loan Commitments have been terminated or reduced to zero, such Lender’s respective pro rata share of the aggregate principal amount of the outstanding Loans, Term Loan Commitments (if outstanding) and Letter of Credit Liabilities), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7. Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Banks expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries or Affiliates of the foregoing, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Bank or any Lender. Each of the Lenders and the Issuing Banks acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, the other Loan Parties, if any, or the respective Subsidiaries of any of the foregoing. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each of the Lenders and the Issuing Banks acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.

Section 11.8. Successor Administrative Agent.

The Administrative Agent may (a) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon 30 days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after (a) the resigning Administrative Agent’s giving of notice of resignation, or (b) the Lenders’ giving of notice of removal, then the resigning or removed Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and the Issuing Banks directly until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and the Issuing Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by an Administrative Agent shall also constitute the resignation as an Issuing Bank and as a Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank and a Swingline Lender hereunder and under the other Loan Documents and (ii) any successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as an Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.9. Titled Agents.

Each of the Syndication Agents, the Documentation Agents, the Senior Managing Agents, the Joint Lead Arrangers and the Joint Bookrunners (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the any Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 11.10. Erroneous Payments.

(a) Each Lender, each Issuing Bank and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Bank (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.10.(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative

Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.6. and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.10. or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 11.10. shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 11.10. will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XII. MISCELLANEOUS

Section 12.1. Notices.

Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, emailed, telecopied, or delivered as follows:

If to the Parent or the Borrower:

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202-5019

Attention: Chief Financial Officer

Telecopy Number: (904) 354-1832

Telephone Number: (904) 598-7470

If to the Administrative Agent:

Wells Fargo Bank, National Association

550 South Tryon Street, 22nd Floor

Charlotte, North Carolina 28202

MAC: D1086-220

Attn: Transaction Management Director

Telephone: (704) 715-5747

and

Wells Fargo Bank, National Association

550 South Tryon Street, 22nd Floor

Charlotte, North Carolina 28202

Attn: Kate Brown

E-mail: kate.e.brown@wellsfargo.com

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association

Minneapolis Loan Center

600 South 4th Street, 41st Floor

Minneapolis, Minnesota 55415

Email: creloanservicingoperations@wellsfargo.com

and

Wells Fargo Bank, National Association

550 South Tryon Street, 22nd Floor

Charlotte, North Carolina 28202

Attn: Kate Brown

E-mail: kate.e.brown@wellsfargo.com

If to Wells Fargo as Issuing Bank or Swingline Lender:

Wells Fargo Bank, National Association

Minneapolis Loan Center

600 South 4th Street, 41st Floor

Minneapolis, Minnesota 55415

Email: creloanservicingoperations@wellsfargo.com

and

Wells Fargo Bank, National Association

550 South Tryon Street, 22nd Floor

Charlotte, North Carolina 28202

Attn: Kate Brown

E-mail: kate.e.brown@wellsfargo.com

If to PNC Bank, National Association as Issuing Bank or Swingline Lender:

PNC Bank, National Association

Andrew T. White

1600 Market Street, 9th Floor

(Mail Stop: F2-F070-09-2)

Philadelphia, PA 19103

Telephone: 215-585-6123

and

PNC Bank, National Association

Daniel Enick

PNC Firstside Center

500 First Avenue (P7-PFSC-04-V)

Pittsburgh, PA 15219

Email: reticklers@pnc.com and daniel.enick@pnc.com

Telecopier: 888-614-9134

Telephone: 412-807-7223

If to U.S. Bank National Association as Issuing Bank or Swingline Lender:

Germaine R. Korhone

U.S. Bank—Commercial Real Estate

Senior Vice President & Relationship Manager – REIT Banking Group

2 Concourse Parkway, Suite 800

Atlanta, GA 30328

Telephone: 678-620-8016

If to Regions Bank as Issuing Bank:

Amanda S. Thomas

Regions Bank

2050 Parkway Office Circle, RCN-3RD FL

Birmingham, AL 35244

Mail Code: ALBH40310B

Telecopier: 205.261.7939

Telephone: 205.820.2539

Email: amanda.thomas@regions.com

    RECB@regions.com

If to Truist Bank as Issuing Bank:

Truist Bank

Attn: Gerry Rosales

740 Battery Ave, 4th Floor

Atlanta, GA 30339

and

Truist Bank

Attn: Commercial Credit Operations – Participation Servicing

101 S Stratford Rd

Winston Salem, NC 27104

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Banks and the Lenders at the addresses specified; (ii) if e-mailed, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such e-mail is not sent during normal business hours of the recipient, such e-mail shall be deemed to have been sent at the opening of business of the next business day of the recipient; (iii) if telecopied, when transmitted; (iv) if hand delivered or sent by overnight courier, when delivered; or (v) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii), (iii) and (iv), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Banks or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary counsel and, if required, one additional special counsel and one local outside counsel in each applicable local jurisdiction to the Administrative Agent and all reasonable and documented costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all their reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the

Loan Documents and the Fee Letter, including the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and, if necessary, one local counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty (and, in the case of an actual or perceived conflict of interest among the Administrative Agent, the Issuing Banks and the Lenders, one additional primary counsel, and one local counsel in each relevant jurisdiction and with respect to each relevant specialty, to each group of similarly situated affected parties) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable and invoiced out-of-pocket fees and disbursements of counsel to the Administrative Agent, any Issuing Bank and any Lender (limited to the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and, if necessary, one local counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty (and, in the case of an actual or perceived conflict of interest among the Administrative Agent, the Issuing Banks and the Lenders, one additional primary counsel, and one local counsel in each relevant jurisdiction and with respect to each relevant specialty, to each group of similarly situated affected parties)) incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3. Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 12.4. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, each of the Parent and the Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Parent or the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations then due and payable, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 12.5. Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT AND/OR THE BORROWER, THE ADMINISTRATIVE AGENT, ANY OF THE ISSUING BANKS OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, EACH OF THE ISSUING BANKS, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT, ANY OF THE ISSUING BANKS OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE

ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 12.6. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent, the Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and/or the Loans of any Class at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of (x) the Commitment (which, in the case of the Revolving Loan Commitment, for this purpose includes Revolving Loans outstanding thereunder), (y) if the applicable Revolving Loan Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Revolving Lender or (z) Term Loans, in each case subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment of the applicable Class held by such assigning Lender or the outstanding principal balance of the Loans of the applicable Class of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment or Loans, then such assigning Lender shall assign the entire amount of its Commitment and/or the Loans, as applicable, at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of a Bid Rate Loan.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed with it being understood that the Borrower’s withholding of consent to any assignment which could result in the Borrower having to pay amounts under Section 3.10. in an amount that the Borrower reasonably deems to be a significant amount would be deemed reasonable) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment or Loan of any Class if such assignment is to a Person that is not already a Lender with a Commitment or Loan in such Class, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and

(C) the consent of the Swingline Lenders and the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Loan Commitment.

(iv) Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 (or, $7,500, in the case of an assignment by a Defaulting Lender) for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the Eligible Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Eligible Assignee and such transferor Lender, as appropriate.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent, the Borrower or any of the Parent or the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.11. with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Swingline Lender or any Issuing Bank, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment to the extent subject to such participation, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender to the extent subject to the participation except as set forth in Section 2.13. or Section 12.7.(f), (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty (except as otherwise permitted under Section 7.13.(b)). Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., and 4.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.4. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 4.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10.(c) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(h) Designated Lenders. Any Revolving Lender (each, a “Designating Lender”) may at any time while the Borrower has been assigned an Investment Grade Rating from either S&P or Moody’s designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection, and the provisions in the immediately preceding subsections (b) and (d) shall not apply to such designation. No Revolving Lender may designate more than one Designated Lender. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon (i) the Borrower shall execute and deliver to the Designating Lender a Bid Rate Note payable to the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.2. after the Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 11.6. and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender. The Borrower, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the Revolving Loan Termination Date. In connection with any such designation, the Designating Lender shall pay to the Administrative Agent an administrative fee for processing such designation in the amount of $2,000.

Section 12.7. Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement (including in Section 4.2.(b)) and the immediately following sentences, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Revolving Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Term Loan Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letters may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto, as applicable.

(b) Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders indicated below (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i) increase the Commitment of such Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 12.6. and any increases contemplated under Section 2.16.) or subject such Lenders to any additional obligations without the consent of the Lenders directly and adversely affected thereby;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations owing to such Lenders without the consent of the Lenders directly and adversely affected thereby; provided, however, that only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii) reduce the amount of any Fees payable to such Lenders hereunder without the consent of the Lenders directly and adversely affected thereby;

(iv) modify (x) the definition of “Revolving Loan Termination Date” (except in accordance with Section 2.13.), otherwise postpone any date fixed for any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the Revolving Loan Termination Date (except as permitted under Section 2.3.(b)) without the consent of the Revolving Lenders directly and adversely affected thereby or (y) the definition of “Availability Termination Date”, “Availability Period” or “Term Loan Maturity Date” (except in accordance with Section 2.13.), otherwise postpone any date fixed for any payment of principal of, or interest on, any Term Loans or for the payment of Fees or any other Obligations owing to the Term Loan Lenders, without the consent of the Term Loan Lenders directly and adversely affected thereby;

(v) modify (x) the definition of “Revolving Loan Commitment Percentage” without the consent of each of the Revolving Lenders, (y) the definition of “Term Loan Commitment Percentage” without the consent of each of the Term Loan Lenders or (z) otherwise modify the provisions of Section 3.2. or Section 10.5. (provided that such terms can be amended as necessary to account for Incremental Term Loans as provided in Section 2.16) without the consent of the Lenders directly and adversely affected thereby;

(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the consent of the Lenders directly and adversely affected thereby (provided that such terms can be amended as necessary to account for Incremental Term Loans as provided in Section 2.16);

(vii) modify (x) the definition of “Requisite Revolving Lenders” without the consent of each of the Revolving Lenders, (y) the definition of “Requisite Term Loan Lenders” without the consent of each of the Term Loan Lenders or (z) the definition of the term “Requisite Lenders” or in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the consent of the Lenders directly and adversely affected thereby (provided that such terms in clauses (y) and (z) can be amended as necessary to account for Incremental Term Loans as provided in Section 2.16);

(viii) release any Guarantor from its obligations under the Guaranty except as contemplated by Section 7.13.(b) without the consent of each of the Lenders;

(ix) waive a Default or Event of Default under Section 10.1.(a), except as provided in Section 10.7. without the consent of the Lenders directly and adversely affected thereby;

(x) amend, or waive the Borrower’s compliance with, Section 2.15.; or

(xi) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, respectively, in any manner that materially and adversely affects such Lenders without the consent of the Lenders directly and adversely affected thereby.

(c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.4. or the obligations of a Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of such Swingline Lender. Any amendment, waiver or consent relating to Section 2.3. or the obligations of an Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of such Issuing Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, each affected Lender or each affected Lender of a particular Class may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) a Commitment of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders, each affected Lender or each affected Lender of a particular Class that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.

(d) Conforming Changes. Notwithstanding anything to the contrary in this Section 12.7., the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 4.2.(b) in accordance with the terms of Section 4.2.(b).

(e) Technical Amendments. Notwithstanding anything to the contrary in this Section 12.7., if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or any other Loan Document or an inconsistency between provisions of this Agreement or any other Loan Document, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Banks. Any such amendment shall become effective without any further action or consent of any other party to this Agreement, and the Administrative Agent shall promptly make a copy of such amendment available to the Lenders.

(f) Amend and Extend Provision.

(i) With respect to any Class, the Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Maturity Date for such Class to the extended maturity date specified in such notice. Such notice shall (A) set forth the Class and the amount of the applicable Commitments or Loans of such Class that will be subject to the Extension (which shall be in a minimum amount of $50,000,000 and minimum increments of $20,000,000 in excess thereof), and (B) set forth the date on which such Extension is requested to become effective (which shall be not less than fifteen (15) Business Days nor more than sixty (60) days after the date of such Extension notice). Each Lender of such applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender in such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. If the aggregate principal amount of Commitments or Loans in respect of which Lenders of such Class shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments and/or Loans of such Class subject to the Extension Offer as set forth in the Extension notice, then the Commitments and Loans of Lenders of such Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(ii) The following shall be conditions precedent to the effectiveness of any Extension: (A) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such effective date of such Extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (C) the terms of Extended Loans shall comply with subclause (iii) of this Section 12.7.(f). Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Commitments or Loans of any Lender be extended pursuant to this Section 12.7.(f) unless such Lender affirmatively accepts in writing the applicable Extension Offer, it being understood and agreed that a failure by a Lender to respond to any such Extension Offer shall be deemed to be a rejection by such Lender of such Extension Offer.

(iii) The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (A) the final maturity date of any Extended Loan shall be no earlier than the latest Maturity Date then in effect for the Commitments and Loans of the applicable Class, (B) the Extended Loans will rank pari passu in right of payment with the existing Loans of such Class and the borrower and guarantors of the Extended Loans, as applicable, shall be the same as the Borrower and Guarantors with respect to the existing Loans of such Class, (C) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Loans shall be determined by the Borrower and the applicable extending Lenders, (D) the Extended Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Loans of such Class and (E) the terms of the Extended Loans shall be substantially identical to the terms set forth herein with respect to the applicable Class (except as set forth in sub-clauses (A) through (D) above).

(iv) In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other customary documentation as the Administrative Agent shall reasonably specify to evidence the Extension (including, without limitation, customary legal opinions). The Administrative Agent shall promptly notify each Lender of the applicable Class as to the effectiveness of each Extension. Notwithstanding anything to the contrary in Section 12.7(b), any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Loans as a new tranche of Commitments and Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches), in each case on terms consistent with this Section 12.7.(f).

Section 12.8. Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Banks and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, any Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, any Issuing Bank or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, any Issuing Bank or any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of the Parent’s or the Borrower’s business or operations.

Section 12.9. Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent, each Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be bound by the confidentiality provisions of this Agreement or will otherwise agree to keep the Information confidential in accordance with the provisions of this Section 12.9.); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Eligible Assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent, the Borrower or any Affiliate of the Parent or the Borrower, unless the Administrative Agent or such Lender has actual knowledge that such Information became nonconfidential as a result of a breach of a confidential arrangement with any Loan Party or any of its respective Subsidiaries; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective operations, businesses, affairs and financial condition, not generally available or furnished to the public, that is available or furnished to the Administrative Agent, any Lender or any Issuing Bank pursuant to the provisions of this Agreement or any other Loan Document. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.10. Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Issuing Banks, the Lenders, all of the Affiliates of each of the Administrative Agent, any of the Issuing Banks or any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s, any Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Banks and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Issuing Banks and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and their Subsidiaries; (vii) the fact that the Administrative Agent, the Issuing Banks and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and their Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Banks or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent, any Issuing Bank or any Lender as a result of conduct of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of the foregoing that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Parent, the Borrower or any other Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent, the Borrower or their Subsidiaries (or their respective properties) (or the Administrative Agent and/or the Lenders and/or the Issuing Banks as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (1) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (2) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party (other than claims of the Indemnified Parties against the Administrative Agent, any Issuing Bank or any Swingline Lender, in each case acting in their respective capacities as such).

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent, the Borrower or any other Subsidiary, any shareholder of the Parent, the Borrower or any other Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Parent or the Borrower, as applicable), any account debtor of the Parent, the Borrower or any other Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall promptly notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to notify the Borrower shall not otherwise relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.10.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower and/or any Subsidiary.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding, or (y) there is an allegation of a violation of law by such Indemnified Party.

(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 12.10. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 12.11. Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been cancelled (other than Letters of Credit the expiration dates of which extend beyond the Revolving Loan Termination Date as permitted under Section 2.3.(b) and in respect of which the Borrower has satisfied the requirements in such Section), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Banks are no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full;

provided, however, if on the Revolving Loan Termination Date or any other date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) any Letters of Credit remain outstanding, then the provisions of this Agreement applicable to Letters of Credit, including without limitation, the terms of Section 2.14. and the Borrower’s reimbursement obligations under Section 2.3.(d), shall remain in effect until all Letters of Credit have expired, have been cancelled or have otherwise terminated. The indemnities to which the Administrative Agent, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.6., 12.2. and 12.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.5., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.12. Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.13. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.14. Counterparts; Electronic Signatures.

(a) To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

(b) The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 12.15. Obligations with Respect to Loan Parties.

The obligations of the Parent or the Borrower, or the Parent and the Borrower, to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Parent, the Borrower may have that the Parent or the Borrower, as applicable, does not control such Loan Parties.

Section 12.16. Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.17. Limitation of Liability.

None of the Administrative Agent, any Issuing Bank or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, any Issuing Bank or any Lender shall have any liability with respect to, and the Parent and the Borrower hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Parent and/or the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, any Issuing Bank or any Lender or any of the Administrative Agent’s, any Issuing Bank’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.18. Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.19. Construction.

The Administrative Agent, each Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, the Borrower and each Lender.

Section 12.20. Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.21. Effect of Amendment and Restatement; Reallocations.

(a) Existing Credit Agreement. Upon satisfaction of the conditions precedent set forth in Sections 5.1. and 5.2. of this Agreement, this Agreement and the other Loan Documents shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded in all respects, in each case, on a prospective basis.

(b) NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER OR ANY OTHER LOAN PARTY UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

Section 12.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.23. Acknowledgement Regarding any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

REGENCY CENTERS, L.P.

By:	Regency Centers Corporation, its sole general partner

By:	/s/ Scott R. Prigge
	Name:	Scott R. Prigge
	Title:	Managing Director

PARENT:

REGENCY CENTERS CORPORATION

By:	/s/ Scott R. Prigge
	Name:	Scott R. Prigge
	Title:	Managing Director

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as a Swingline Lender, as an Issuing Bank and as a Lender

By:	/s/ Paul Stanley
Name: Paul Stanley
Title: Executive Director

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

PNC BANK, NATIONAL ASSOCIATION, as a Swingline Lender, as an Issuing Bank and as a Lender

By:	/s/ Andrew T. White
Name: Andrew T. White
Title: Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

U.S. BANK NATIONAL ASSOCIATION, as a Swingline Lender, as an Issuing Bank and as a Lender

By:	/s/ Germaine R. Korhone
Name: Germaine R. Korhone
Title: Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

REGIONS BANK, as an Issuing Bank and as a Lender

By:	/s/ Ghi S. Gavin
Name: Ghi S. Gavin
Title: Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

TRUIST BANK, as an Issuing Bank and as a Lender

By:	/s/ Ryan Almond
Name: Ryan Almond
Title: Director

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Abdullah Dahman
Name: Abdullah Dahman
Title: Director

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Thomas W. Nowak
Name: Thomas W. Nowak
Title: Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Cody A. Canafax
Name: Cody A. Canafax
Title: Executive Director

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

TD BANK, N.A., as a Lender

By:	/s/ George Skoufis
Name: George Skoufis
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

BMO BANK, N.A., as a Lender

By:	/s/ Ashley Bake
Name: Ashley Bake
Title: Managing Director

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

THE BANK OF NOVA SCOTIA as a Lender

By:	/s/ Vijay Kant
Name: Vijay Kant
Title: Managing Director and Head

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

SCOTIA FINANCING (USA), LLC, as a Lender

By:	/s/ Michelle Phillips
Name: Michelle Phillips
Title: Managing Director

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory

[Signatures Continued on Next Page]

[Signature Page to Seventh Amended and Restated Credit Agreement with Regency Centers, L.P.]

ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mitchell Vega
Name: Mitchell Vega
Title: Senior Vice President

[Signatures Continued on Next Page]

SCHEDULE I

Commitments

Lender	Revolving Loan Commitment Amount	Term Loan Commitment Amount
Wells Fargo Bank, National Association	$145,000,000.00	$50,000,000.00
PNC Bank, National Association	$145,000,000.00	$50,000,000.00
U.S. Bank National Association	$145,000,000.00	$50,000,000.00
Regions Bank	$135,000,000.00	$42,500,000.00
Truist Bank	$135,000,000.00	$35,000,000.00
Bank of America, N.A.	$115,000,000.00	$35,000,000.00
Mizuho Bank, Ltd.	$115,000,000.00	$35,000,000.00
JPMorgan Chase Bank, N.A.	$115,000,000.00	$35,000,000.00
TD Bank, N.A.	$115,000,000.00	$35,000,000.00
The Bank of New York Mellon	$80,000,000.00	$42,500,000.00
BMO Bank, N.A.	$80,000,000.00	$35,000,000.00
The Bank of Nova Scotia	$80,000,000.00	—
Scotia Financing (USA) LLC	—	$35,000,000.00
Royal Bank of Canada	$80,000,000.00	$35,000,000.00
Associated Bank	$15,000,000.00	$35,000,000.00

TOTAL	$1,500,000,000	$550,000,000

SCHEDULE 1.1.(A)

Existing Letters of Credit

Letter of Credit #	Issue Date	Expiration Date	Applicant	Beneficiary	L/C Amount
IS0010902	3/30/2012	3/30/2027	Regency Centers, L.P. on behalf of Bridges Insurance Company	Zurich Insurance Company	$12,000,000
IS000107804U	1/3/2020	1/3/2027	Regency Centers, L.P.	New Jersey Department of Environmental Protection Environmental Protection	$30,000
					$12,030,000